UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of
the Securities Exchange Act of 1934 (Amendment No. )

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Marathon Oil Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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2024 PROXY STATEMENT

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

May 22, 2024

Photo of rig in the Eagle Ford, operated by Marathon Oil Corporation.

Marathon Oil Corporation

PRELIMINARY PROXY STATEMENT - SUBJECT TO COMPLETION
LETTER TO STOCKHOLDERS

April [ ], 2024 Dear Marathon Oil Corporation Stockholder,
In 2023, Marathon Oil again executed on every dimension of our Framework for Success, providing exceptional value to our stockholders. Within our high-quality E&P peer group, we delivered one of the highest free cash flow and stockholder distribution yields, the most growth in production per share, the strongest capital efficiency and the lowest reinvestment rate. Most importantly, we achieved these results while staying true to our core values, highlighted by record safety performance and achieving our 2025 emissions intensity goal ahead of schedule, while also making significant progress across a broad array of social initiatives and governance expectations.

Our proven strategy to prioritize free cash flow generation via disciplined reinvestment enabled us to return $1.7 billion of capital to our equity holders, or 41% of our adjusted cash flow from operations, fully consistent with our differentiated Return of Capital Framework that prioritizes our stockholders as the first call on capital.
More specifically, we executed $1.5 billion of share repurchases in 2023, which led to a 9% reduction in outstanding share count. Since resuming our share repurchase program in October 2021, we have reduced our outstanding share count by more than 27%, driving peer-leading growth in our per-share metrics. Also, we raised our per-share base dividend by 22% last year while maintaining our focus on sustainability, as evidenced by our peer-leading post-dividend free cash flow breakeven.
In addition to leading our sector in returning capital to stockholders, we also reduced our gross debt by $500 million in 2023, further improving our already investment-grade balance sheet.
As we continued to advance our strategic objectives, our dedication to delivering results safely and responsibly remained a top priority. We achieved a significant milestone—a record-low Total Recordable Incident Rate (TRIR) of 0.21 for our employees and contractors.
Our remarkable environmental performance for the year also reflected our commitment to operational excellence. We reached our 2025 greenhouse gas (GHG) intensity reduction goal of 50%[1] two years ahead of schedule. Furthermore, we improved our total gas capture rate to 99.5%, consistent with our journey of continuous improvement and our commitment to the World Bank's Zero Routine Flaring initiative by 2030.
These achievements are emblematic of our execution excellence, founded in our strong financial position, high-quality assets and the unwavering dedication of our more than 1,600 employees. We are proud to have led our industry peers in the metrics that matter most and once again demonstrate that Marathon Oil is not only a compelling and differentiated player in the industry but also in the broader market.
The world needs affordable and secure energy, and we believe oil and gas will be critical in meeting that demand for decades to come. Marathon Oil is uniquely positioned to play its role in responsibly delivering that oil and gas while prioritizing corporate returns and underlying growth in per-share metrics, maintaining cost discipline, strengthening our balance sheet and continuing to prioritize safety and the environment.
We believe the combination of our consistent, disciplined strategy, our differentiated execution, our high-quality U.S. multi-basin portfolio and our unique E.G. integrated gas business positions us to compete not only at the top of our energy peer group but with the very best companies in the S&P 500.
To conclude, we would like to invite you to our 2024 Annual Meeting of Stockholders that will be held on May 22, 2024, at 8 a.m. Central Time in the Level 6 Auditorium of One MRO, located at 990 Town & Country Blvd in Houston, Texas 77024.
Our proxy materials are accessible online, allowing us to provide our stockholders with the necessary information while reducing the delivery cost and environmental impact.
On April [ ], 2024, we plan to mail a notice to our U.S. stockholders explaining how to access our 2024 Proxy Statement and 2023 Annual Report, request a printed copy of these materials and vote online. All other stockholders will continue to receive copies of the Proxy Statement and Annual Report by mail.
Your vote is very important. Whether or not you plan to attend the meeting, on behalf of the entire Board, we encourage you to vote promptly so that your shares will be represented and properly voted at the meeting.

Sincerely,

Lee M. Tillman Chairman, President and Chief Executive Officer	Marcela E. Donadio Independent Lead Director
__________________________
1 2025 GHG intensity reduction goal of 50% is relative to 2019 GHG intensity baseline.

NOTICE OF THE 2024 ANNUAL MEETING OF STOCKHOLDERS

TIME AND DATE:	PLACE:	RECORD DATE:
Wednesday, May 22, 2024 8:00 a.m. Central Time	One MRO, Level 6 Auditorium 990 Town & Country Blvd., Houston, TX 77024	March 25, 2024
If attending the 2024 Annual Meeting of Stockholders, please plan to arrive at least 30 minutes early to allow ample time for check-in. Additional details regarding Marathon Oil Corporation’s visitor protocol can be found in the Q&A section of this Proxy Statement beginning on p. 71.

AGENDA
At the 2024 Annual Meeting for Marathon Oil Corporation (Marathon Oil or Company), stockholders will be asked to vote on the following proposals:
ITEM 1: Elect 8 directors to serve until the 2025 Annual Meeting (read more on p. 6).
☑ Your Board recommends a vote FOR the election of each director nominee.
ITEM 2: Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2024 (read more on p. 66).
☑ Your Board recommends a vote FOR Proposal 2.
ITEM 3: Approve on an advisory basis our 2023 named executive officer compensation (read more on p. 68).
☑ Your Board recommends a vote FOR Proposal 3.
ITEM 4: Approve an amendment to our Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted under Delaware law (read more on p. 69).
☑ Your Board recommends a vote FOR Proposal 4.
Other Business: Stockholders will also transact any other business that properly comes before the meeting.
If you plan to attend the meeting, you will need to present a government-issued photo identification, along with proof of your stock ownership as outlined in the Q&A under “Who will be admitted to the Annual Meeting?”
The Notice is being mailed, and the attached Proxy Statement is being made available, to our stockholders on or about April [ ], 2024. Please read the attached Proxy Statement carefully and submit your vote as soon as possible. Your vote is very important, and you can ensure that your shares are voted at the meeting by using our online or telephone voting system or by completing, signing and returning a proxy card.

ONLINE	TELEPHONE	MAIL	IN PERSON

Visit www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
Only if you received a proxy card by mail, and/or if you elected to receive a full package, dial 1-800-690-6903 and follow the recorded instructions. You will need the 16-digit number included on your proxy card or voting instructions.
		Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.	You may vote in person at the Annual Meeting in certain circumstances outlined in the Q&A section of this proxy.
By order of our Board of Directors,
Kim Warnica
Executive Vice President, General Counsel and Secretary
April [ ], 2024

PROXY STATEMENT

COMPENSATION DISCUSSION AND ANALYSIS, cont’d.
Compensation Philosophy	32
Compensation Governance and Best Practices	32
How We Determine Executive Compensation	33
2023 Executive Compensation Program Elements	35
2023 Total Target Direct Compensation Overview	35
Base Salary	36
Annual Cash Bonus	36
Long-Term Incentives	41
Other Benefits	45
Stock Ownership Requirements	46
Tax Considerations	47
EXECUTIVE COMPENSATION	47
Summary Compensation Table	47
Grants of Plan-Based Awards in 2023	49
Outstanding Equity Awards at 2023 Fiscal Year-End	50
Option Exercises and Stock Vested in 2023	51
Post-Employment Benefits	51
Nonqualified Deferred Compensation	53
Potential Payments Upon Termination or Change in Control	54
PAY VERSUS PERFORMANCE	57
CEO PAY RATIO	62
TRANSACTIONS WITH RELATED PERSONS	63
AUDIT AND FINANCE COMMITTEE REPORT	64
PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2024	66
PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS	68
PROPOSAL 4: APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION TO PROVIDE FOR OFFICER EXCULPATION AS PERMITTED UNDER DELAWARE LAW	69
Q&A ABOUT THE ANNUAL MEETING	71
OTHER BUSINESS	76
ANNEX A	A-1
APPENDIX A	APP-1

MARATHON OIL | TABLE OF CONTENTS

ABOUT MARATHON OIL CORPORATION
COMPANY OVERVIEW
We are an independent exploration and production company based in Houston, Texas, focused on U.S. resource plays: Eagle Ford in Texas, Bakken in North Dakota, STACK and SCOOP in Oklahoma and Permian in New Mexico and Texas. Our U.S. assets are complemented by our international operations in Equatorial Guinea.
Our overall business strategy is to responsibly deliver leading cash returns to stockholders which are sustainable long-term and resilient through all commodity price cycles. We expect to achieve our business strategy by adherence to a capital allocation framework that limits our capital expenditures relative to our expected cash flow from operations. We allocate capital to prioritize stockholder returns and per share growth, exercise discipline in reinvestment, retire outstanding debt and replenish inventory. Being a safe and ethical operator mindful of our neighbors and communities is foundational to our business and for creating long-term value for all our stakeholders. Driven by talented people, innovation and a culture of continuous improvement, the future is ours to create.

Committed to our Framework	Corporate Returns	Disciplined reinvestment in strongest rate-of-return opportunities

	Free Cash Flow	Sustainable free cash flow across wide range of commodity prices

	Return of Capital	Return meaningful capital to investors

	Differentiated Execution	Continuously improve performance, reduce costs and deliver on commitments

Powered by our Foundation	Multi-Basin Portfolio	Capital allocation flexibility, broad market access, supplier diversification, rapid sharing of best practices, platform for talent development

	Balance Sheet Strength	Continue improving investment grade balance sheet; maintain financial strength and flexibility to execute business plan

	ESG Excellence	Safety first, responsibly meeting global energy demand with strong environmental performance, trusted partner to local communities, best-in-class governance

COMPREHENSIVE DELIVERY IN 2023
2023 marked another year of impressive delivery against every dimension of our Framework for Success. We generated approximately $2.2 billion of adjusted free cash flow, returned $1.7 billion of capital back to our stockholders and reduced gross debt by $500 million, further improving our investment grade balance sheet. Within our high-quality E&P peer group, we delivered among the best free cash flow and stockholder distribution yields, the most growth in production per share, the strongest capital efficiency and the lowest reinvestment rate. These results are a strong testament to the quality of our multi-basin portfolio, the discipline in our capital allocation framework and the hard work of all of our employees. Most importantly, we delivered these outstanding results while holding true to our core values: reporting a record year for safety performance, achieving our 2025 GHG intensity reduction goal1 two years ahead of schedule and further improving our natural gas capture.
1 GHG intensity reduction goal of 50% is relative to 2019 GHG intensity baseline.

1 MARATHON OIL | ABOUT MARATHON OIL CORPORATION

FOCUS ON ESG
We believe in the importance of delivering financial outcomes and ESG excellence that are competitive not only with our direct E&P peers but with the broader market as well. Oversight of ESG matters is an important component of the Board of Director’s risk oversight function. The Board also offers guidance on Marathon Oil’s ESG disclosure. Such disclosure has included the publication of our 2022 Sustainability Report, which is informed by the Task Force on Climate-related Financial Disclosures, the Sustainability Accounting Standards Board and the Global Reporting Initiative. During 2023, we made comprehensive progress across a variety of our ESG related measures, as discussed below.
The 2022 Sustainability Report is not incorporated by reference herein or otherwise made a part of this Proxy Statement or any of our other filings with the Securities and Exchange Commission (SEC).

Marathon Oil 2023 ESG Report Card Another year of comprehensive ESG delivery
Meeting the world’s energy needs while prioritizing key elements of ESG performance

Safety	•Achieved record low annual 0.21 TRIR[1] in 2023 for employees and contractors •Safety performance for employees and contractors remains integrated in executive and employee compensation scorecards

Environmental
•Improved total Company 2023 gas capture to 99.5%[2]
•Achieved our 2025 GHG[3] intensity reduction goal of 50% two years ahead of schedule
•Continued driving reductions to methane intensity[4]
•Executed against combination of near-term (2023), mid-term (2025), and longer-term goals (2030)
–GHG intensity[3] goals for 2023, 2025 (50%* reduction), and 2030 (70%* reduction)
–Methane intensity[4] goals for 2025 (60%* reduction) and 2030 (80%* reduction)
–World Bank Zero Routine Flaring by 2030 commitment

Social
•Published Equal Opportunity & Employment (EEO-1) data
•Supported E.G. Malaria Elimination Project, partnered with National Fish & Wildlife Foundation on grassland restoration projects in Bakken, awarded grants to teachers through Unconventional Thinking in Teaching program, supported My Home Library program with Barbara Bush Houston Literacy Foundation

Governance
•Enhanced board of director oversight through focus on refreshment, independence, and diversity
•Elected one new board member effective in 2023; seven of eight total directors are independent, average tenure remains below S&P 500 average, three directors are female (including the lead director), two directors self-identify as ethnically/racially diverse

* Reduction relative to 2019 baseline
1 Total Recordable Incident Rate (TRIR) measures combined employee and contractor workforce incidents per 200,000 hours.
2 Gas Capture Percentage: the percentage by volume of wellhead natural gas captured upstream of low-pressure separation and/or storage equipment such as vapor recovery towers and tanks.
3 Greenhouse Gas (GHG) intensity: as measured by Scope 1 and 2 metric tonnes carbon dioxide equivalent (CO2e) emissions per thousand barrels of oil equivalent of hydrocarbons produced from Marathon Oil-operated facilities. All percentage reductions are relative to 2019 GHG emissions intensity.
4 Methane intensity: as measured by metric tonnes carbon dioxide equivalent (CO2e) emissions per thousand barrels of oil equivalent of hydrocarbons produced from Marathon Oil-operated facilities. All percentage reductions are relative to 2019 Methane emissions intensity.

MARATHON OIL | ABOUT MARATHON OIL CORPORATION 2

FOCUS ON GOVERNANCE
Our commitment to strong governance practices is illustrated by the following:
» Annual election of directors » Independent Lead Director » Single class of voting stock	» Majority voting standard for directors in uncontested elections » Proxy access by-law » No stockholder rights plan

FOCUS ON COMPENSATION GOVERNANCE PRACTICES

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares and majority of LTI value is in the form of performance unit awards	☒	Offer employment agreements to our executive officers
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions with our company stock, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash severance payments and accelerated vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Incorporate compensation clawback provisions in annual and long-term incentives and maintain a policy to comply with the Dodd-Frank Act clawback requirements
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Proactively engage with our stockholders on compensation, environmental and governance issues
☑	Engage an independent compensation consultant to advise the Committee
☑	Dedicate significant time each year to robust executive succession planning and leadership development

FOCUS ON HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Our Board’s key oversight role includes reviewing and aligning on corporate strategy, financial integrity and overseeing the sustainability of our enterprise and the strength of our risk management efforts. Our Board believes we have a responsibility to deliver long-term value to our stockholders, while also providing affordable and reliable energy in a responsible, safe and sustainable manner, and their decision-making takes climate-related risks into account as appropriate. Our Board has four standing committees that assist with various aspects of this oversight: Audit and Finance; Compensation; Corporate Governance and Nominating; and Health, Environmental, Safety and Corporate Responsibility (HESCR). The HESCR Committee plays a vital role in our sustainability efforts and includes directors with experience in this area. One of the principal functions of the HESCR Committee is to identify, evaluate and monitor: (i) safety, (ii) health, environmental and climate issues, (iii) social, public policy and political trends and (iv) issues and concerns that could affect our business activities and performance. This committee meets at least two times per year to understand and monitor climate-related trends, issues, legislation, policies, practices and concerns and oversees our policies, programs and practices

3 MARATHON OIL | ABOUT MARATHON OIL CORPORATION

concerning the environment, climate change and safety, among others. The Compensation Committee ensures that our sustainability focus carries through certain components of our compensation structure. In 2023, the annual cash bonus incentive program approved by the Compensation Committee included safety and environmental performance metrics and objectives. See “Corporate Governance—Health, Environmental, Safety and Corporate Responsibility” for additional information. Additionally, among other duties, the Audit and Finance Committee oversees codes of conduct and compliance activities while the Corporate Governance and Nominating Committee oversees the Company’s corporate governance policies and practices.

FOCUS ON HUMAN CAPITAL MANAGEMENT
Our Board believes talent is foundational to delivering on our corporate strategy. Intentional human capital management strategies enable us to attract, develop, retain and reward our dedicated employees. Our Vice President of Human Resources has leadership accountability for our workforce management policies and programs and reports directly to our CEO. Our Board provides oversight to our human capital management strategies as an integral part of our overall enterprise risk management process. Due to the importance of our workforce capabilities, the Board receives updates on our human capital management on a regular cadence and as topical matters arise.
We invest in talent processes designed to drive high performance. Continuous leadership development is offered to all leaders throughout the year and content is intentionally focused on learning objectives. These programs range from new manager training to executive-level business simulations. We have also established a Board mentoring program, which pairs senior leaders with directors. We encourage a culture of diversity, equity and inclusion (DEI) and cultivate our collaborative team environment by making training courses on diversity and inclusive leadership available to all employees. In 2023, we expanded voluntary enterprise-wide DEI training to all field locations, including Equatorial Guinea. We also support Employee Resource Groups (ERGs) to promote diverse perspectives, encourage networking and allow continuous development activities.

MARATHON OIL | ABOUT MARATHON OIL CORPORATION 4

PROXY OVERVIEW

VOTING ROADMAP	Our Board’s Recommendation
Proposal No. 1: Election of Directors	FOR
Our Board of Directors believes that all of the director nominees listed in the Proxy Statement have the requisite qualifications to provide effective oversight of the Company’s business and management.	Pg 6
Proposal No. 2: Ratification of Independent Auditor for 2024	FOR
Our Audit and Finance Committee and Board of Directors believe that the retention of PricewaterhouseCoopers LLP as the Company’s independent registered public accounting firm for 2024 is in the best interest of the Company and its stockholders.	Pg 66
Proposal No. 3: Advisory Vote to Approve the Compensation of our Named Executive Officers	FOR
We are seeking a non-binding, advisory vote to approve, and our Board of Directors recommends the approval of, the 2023 compensation paid to our named executive officers, which is described in the section of this Proxy Statement entitled “Executive Compensation.”	Pg 68
Proposal No. 4: Approve an Amendment to our Amended and Restated Certificate of Incorporation to Provide for the Exculpation of Officers	FOR
We are seeking approval of an amendment to our Amended and Restated Certificate of Incorporation to provide for the limitation or elimination of the personal liability of an officer for monetary damages for certain breaches of fiduciary duty as an officer involving breaches of the duty of care, as permitted by recent amendments to the General Corporation Law of the State of Delaware (the DGCL).	Pg 69

5 MARATHON OIL | PROXY OVERVIEW

PROPOSAL 1: ELECTION OF DIRECTORS
Under our Amended and Restated Certificate of Incorporation, directors are elected for terms expiring at the next succeeding Annual Meeting of stockholders. We currently have eight (8) directors whose terms expire in 2024, each of whom is nominated for a one-year term expiring at the 2025 Annual Meeting.
Directors are elected by a majority of votes cast. For a director to be elected, the number of shares cast “FOR” a director must exceed the number of votes cast “AGAINST” that director. Abstentions will have no effect in director elections. If any nominee for whom you have voted becomes unable to serve, your proxy may be voted for another person designated by our Board.
Our By-laws require any incumbent who does not receive sufficient votes to promptly tender his or her resignation to our Board. Our Corporate Governance and Nominating Committee will recommend to our Board whether to accept or reject the tendered resignation or take other action. Our Board will act on the tendered resignation, taking into account the Corporate Governance and Nominating Committee’s recommendation, and publicly disclose its decision regarding the tendered resignation within 90 days after certification of the election results. In the event of a vacancy, our Board may fill the position or decrease the size of our Board.
DIRECTOR QUALIFICATIONS AND NOMINATIONS
Our Corporate Governance Principles set forth the process for director selection and director qualifications. In summary, the chair of the Corporate Governance and Nominating Committee, the CEO and the Secretary of the Company work, often with a third-party professional search firm, to review director candidates and their credentials when the Board believes there is a need. At least one member of the Corporate Governance and Nominating Committee, the Independent Lead Director and the CEO meet with the potential director candidate. This screening process applies to nominees recommended by the Corporate Governance and Nominating Committee, as well as nominees recommended by our stockholders in accordance with our By-laws or applicable law. Once a director has been selected either by our Board to serve until the next annual meeting or by election at the annual meeting, they undergo orientation and training. The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate skills and characteristics required of directors. Directors should be individuals of substantial accomplishment with demonstrated leadership capabilities, and they should represent all stockholders rather than any special interest group or constituency. Selection of director nominees includes a consideration of numerous skills and qualifications, including:
»    an evaluation of their independence;
»    their business or professional experience;
»    their integrity and judgment;
»    their record of public service;
»    their ability to devote sufficient time to the affairs of the Company;
»    their diversity, including diversity of backgrounds and experience they will bring to our Board; and
»    the Company’s needs at that particular time.
DIRECTOR INDEPENDENCE
All of our directors, other than our CEO, are independent.  In accordance with applicable laws, regulations, our Corporate Governance Principles and the rules of the New York Stock Exchange (NYSE), the Board must affirmatively determine the independence of each director and director nominee. The Corporate Governance and Nominating Committee considers all relevant facts and circumstances including, without limitation, transactions during the previous year between the Company and the director directly, immediate family members of the director, organizations with which the director is affiliated and the frequency and dollar amounts associated with these transactions. The Corporate Governance and Nominating Committee further

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 6

considers whether the transactions were at arm’s length in the ordinary course of business and whether the transactions were consummated on terms and conditions similar to those of unrelated parties. The Corporate Governance and Nominating Committee then makes a recommendation to the Board with respect to the independence of each director and director nominee.
As part of the determination, the Corporate Governance and Nominating Committee and the Board considered that certain of the directors serve or previously served together on not-for-profit boards of charitable organizations and that the Company made various contributions to certain charitable organizations that the directors are associated with. The Board also took into account that certain entities affiliated or previously affiliated with the directors received payments or paid amounts to the Company in ordinary course business transactions that were at arm’s length.
Based on these considerations, the standards in our Corporate Governance Principles and the recommendation of the Corporate Governance and Nominating Committee, the Board determined that Chadwick C. Deaton, Marcela E. Donadio, M. Elise Hyland, Holli C. Ladhani, Mark A. McCollum, Brent J. Smolik and Shawn D. Williams are independent.  J. Kent Wells also served as an independent director during 2023, until the end of his term on May 24, 2023. As CEO of the Company, Mr. Tillman is not independent.
DIRECTOR DIVERSITY
The Corporate Governance and Nominating Committee is responsible for reviewing with our Board the appropriate size and composition of the Board. When considering the director nominees, our Board will look at a diverse pool of candidates. We view and define diversity in its broadest sense, which we believe includes gender, ethnicity, age, education, experience and leadership qualities. The Corporate Governance and Nominating Committee reviews each candidate’s business or professional experience, demonstrated leadership ability, integrity and judgment, record of public service, diversity, financial and technological acumen and international experience before recommending a candidate to the Board. Below is a summary of the Board diversity for the directors who are standing for reelection.
Board Gender, Ethnicity, Independence, Tenure and Age Diversity

GENDER	ETHNICITY
Three of our eight director nominees, including the Lead Director and the current chairs of the Audit and Finance and HESCR Committees, are female.	25% of our director nominees self-identify as an ethnicity other than Caucasian/White.

INDEPENDENCE	TENURE	AGE
The Board has determined that each of the nominees, other than Mr. Tillman, meet the NYSE’s independence standards.	We believe the mix between short- and long-tenured directors reflects a balance of company experience and new perspectives.	The average age of the director nominees is 63 years.

7 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

BOARD SKILLS AND EXPERIENCE DIVERSITY MATRIX
Our directors have a diversity of experience and skills that span a broad range of industries in the public and not-for-profit sectors. They bring to our Board a wide variety of skills, qualifications and viewpoints that strengthen our Board’s ability to carry out its oversight role on behalf of our stockholders. The table below summarizes key qualifications, skills and attributes each director that is standing for reelection brings to our Board. The lack of a mark for a particular item does not mean the director does not possess that qualification or skill. However, a mark indicates a specific area of focus or expertise that the director brings to our Board. More details on each director’s qualifications, skills and attributes as of April [ ], 2024 are included in the director biographies on the subsequent pages.

Key Skills and Experience	Tillman	Deaton	Donadio	Hyland	Ladhani	McCollum	Smolik	Williams
Public Company CEO (current or former)	●	●			●	●	●
Financial Oversight/Accounting Experience	●	●	●	●	●	●	●	●
E&P Industry Experience	●	●	●		●	●	●
Engineering Expertise	●			●			●	●
Public Policy/Regulatory Experience	●	●	●	●	●	●	●	●
HES Experience	●	●		●	●	●	●	●
International Experience	●	●	●	●	●	●	●	●
IT/Cyber Security Experience	●					●		●
Risk Management Experience	●	●	●	●	●	●	●	●
Climate Risk Experience	●				●		●
Diversity & Inclusion Experience	●					●	●	●
Human Capital Management Experience	●	●	●		●	●	●	●
Corporate Governance Experience	●	●	●		●	●	●	●
Outside Public Boards	—	1	3	1	1	2	—	2

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 8

DIRECTOR COMMITMENTS
It is the expectation of the Board that every member devote the significant time and attention necessary to fulfill his or her duties as a director, including regularly preparing for, attending and actively participating in meetings of the Board and meetings of committees on which they serve. Our Board recognizes that service on other boards of directors often broadens and deepens the knowledge and experience of our directors, while also understanding that service on too many boards can potentially interfere with a director’s ability to perform his or her responsibilities. Under our Corporate Governance Principles, when considering an additional board position, a director should take into account all his or her current commitments, including any existing directorships and board leadership roles, and determine whether the acceptance of a new directorship will compromise his or her ability to perform present responsibilities. Furthermore, before accepting an additional public board position, a director will notify the Chairman of the Board or the Chairman of the Corporate Governance and Nominating Committee, so that the Corporate Governance and Nominating Committee and the Board may evaluate the impacts of such additional commitment as it relates to his or her present duties to the Company. In such event, the Corporate Governance and Nominating Committee and the full Board will consider potential conflicts of interest and the nature of, and time commitment relating to, a director’s service on all boards in evaluating whether the new directorship would interfere with such director’s ability to properly discharge his or her duties to the Company. When reviewing a director’s other board commitments, consideration is given to any public company board leadership positions (e.g., committee chair, lead director).
Notwithstanding the foregoing evaluation, under our Corporate Governance Principles, any director who serves on the board of directors of more than three (3) other public companies shall not be nominated for reelection to the Company’s Board at the next annual meeting of stockholders. Any director who is also an executive officer of a public company and serves on the board of directors of more than one (1) other public company shall not be nominated for reelection to the Company’s Board at the next annual meeting of stockholders. Any member of the Company’s Audit and Finance Committee who serves on the audit committee of more than two (2) other public companies shall be removed as a member of the Audit and Finance Committee. Prior to initial appointment to the Company’s Board, and in connection with the annual nomination of candidates for election or reelection to the Board, the Corporate Governance and Nominating Committee reviews and considers each candidate’s outside director time commitments prior to making its recommendation to the full Board for nomination to stand for election or reelection to the Board. All directors standing for reelection are currently in compliance with the Company’s policy on director commitments.

9 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

NOMINEES FOR DIRECTOR
YOUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR EACH NOMINEE

Chadwick C. Deaton

BUSINESS EXPERIENCE
» Former Executive Chairman and Chairman, Baker Hughes Incorporated, an oilfield services company, Houston, TX (Executive Chairman 2012-2013 and Chairman 2004-2012)
» Chief Executive Officer, Baker Hughes (2004-2011)
» President, Baker Hughes (2008-2010)
» President and Chief Executive Officer, Hanover Compressor Company (2002-2004)
» Senior Advisor to Schlumberger Oilfield Services (1999-2001)
» Executive Vice President, Schlumberger Oilfield Services (1998-1999)
OTHER CURRENT POSITIONS
» Board Member, Ariel Corporation, a private company
» Board Member, Piri Technologies, a private company
» Board Member, University of Wyoming Foundation
» Board Member, Ucross Foundation
» Member, Society of Petroleum Engineers
» Wyoming Governor’s Engineering Task Force
EDUCATION
» B.S. (geology), University of Wyoming
Mr. Deaton’s over 39 years of executive and management experience in the energy business, including over 24 years of senior executive experience in the oilfield services industry, provides him valuable knowledge, experience and management leadership regarding many of the same issues that we face as a publicly traded company in the oil and gas industry. His service on the boards of other publicly traded companies has provided him exposure to different industries and approaches to governance.

Former Executive Chairman, Chairman and CEO, Baker Hughes Incorporated
Age: 71
Director since: 2014
Committees:
COMP, CGN, HESCR
Current Public Company Boards:
Transocean Ltd. (Chairman)
Public Company Boards During the Past 5 Years:
Air Products and Chemicals, Inc.
CARBO Ceramics Inc.

Marcela E. Donadio

BUSINESS EXPERIENCE
» Former Partner, Ernst & Young LLP, a multinational professional services firm, Houston, TX (1989-2014)
» Americas Oil & Gas Sector Leader, Ernst & Young LLP (2007-2014)
» Audit Partner for multiple oil & gas companies, Ernst & Young LLP (1989-2014)
» Joined Ernst & Young LLP in 1976 and served in positions of increasing responsibility, including various energy industry leadership positions
OTHER CURRENT POSITIONS
» Board Member, Theatre Under the Stars
» Member of National Board, LSU Foundation
» Board Member, Houston Food Bank
» Trustee, Bishop Quin Foundation of the Episcopal Diocese of Texas
EDUCATION
» B.S. (accounting), Louisiana State University
Ms. Donadio has over 37 years of audit and public accounting experience with a specialization in domestic and international operations in all segments of the energy industry. Her comprehensive knowledge of public company financial reporting regulations and compliance requirements contributes valuable expertise to our Board. She also has a deep understanding of the strategic and risk management issues affecting companies in the oil and gas industry. Ms. Donadio’s experience gives her deep insight into the key domestic and international business drivers for oil and gas companies and her previous role as Ernst & Young’s Americas Oil and Gas Sector Leader, which put her in charge of one of the firm’s most significant industry practice units, uniquely qualifies her to be our Lead Independent Director.
Ms. Donadio is a certified public accountant licensed in the State of Texas. She was named to the National Association of Cororate Directors (NACD) Directorship 100 and inducted into the LSU E.J. Ourso College of Business Hall of Distinction in 2019.

Former Partner, Ernst & Young LLP
Age: 69
Director since: 2014
Independent Lead Director:
effective as of May 26, 2021
Committees:
COMP, CGN
Current Public Company Boards:
Freeport-McMoRan Inc.
NOV Inc.
Norfolk Southern Corporation

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 10

M. Elise Hyland

BUSINESS EXPERIENCE
» Former Senior Vice President, EQT Corporation and Senior Vice President and Chief Operating Officer, EQT Midstream Services, LLC (2017-2018)
» Executive Vice President of Midstream Operations and Engineering, EQT Midstream Services, LLC (2013-2017)
» President of Commercial Operations, EQT Midstream Services, LLC (2010-2013)
» President of Equitable Gas Company, a previously owned entity of EQT (2007-2010)
» Joined EQT Corporation in 2000 and served in positions of increasing responsibility in finance, strategic planning and customer service
» Joined Alcoa, Inc. in 1980 and held roles of increasing responsibility in research, materials and business development leading to her appointment as Manager of the Alloy Design Group at Alcoa Research Laboratories
EDUCATION
» MBA, Tepper School of Business at Carnegie-Mellon University
» M.S. and B.S. (Metallurgical Engineering and Materials Science), Carnegie-Mellon University
Ms. Hyland has over 21 years of executive level management in both the midstream and manufacturing industries. Through her strong engineering background and leadership, she brings commercial acumen and valuable insight into marketing fundamentals and key issues our Company faces as a publicly traded company in the oil and gas industry.

Former Senior Vice President, EQT Corporation
Age: 64
Director since: 2018
Committees:
AFC, HESCR
Current Public Company Boards:
Entergy Corporation
Public Company Boards During the Past 5 Years:
EQT Midstream Partners, LP

Holli C. Ladhani

BUSINESS EXPERIENCE
» Former President and CEO of Select Energy (2017-2021)
» Chairman, President and CEO, Rockwater Energy Solutions (2017); CEO, Rockwater (2015-2017)
» Joined Rockwater in 2011 and served in positions of increasing responsibility, including Executive Vice President, Chemical Technologies and CFO
» Executive Vice President and CFO, Dynegy Inc. (2005-2011)
» Joined Dynegy in 2000 and served in positions of increasing responsibility including Senior Vice President, Treasurer and Controller
» Joined PricewaterhouseCoopers LLP in 1992 and served in positions of increasing responsibility, including audit department senior manager
OTHER CURRENT POSITIONS
» Director, Priority Power Management, a private company
» Director, SHINE Technologies, LLC, a private company
» Board of Trustees, Rice University
» Board Member, Junior Achievement of Southeast Texas
EDUCATION
» B.A. in Accounting from Baylor University
» M.B.A. (Jones Scholar) from Rice University
Ms. Ladhani’s financial expertise and extensive knowledge of our industry and business provides leadership to our management team and provides the Board with valuable insight. In addition, her executive level experience brings a deep understanding of risk assessment to the boardroom. The Board has determined that she qualifies as an “Audit Committee Financial Expert” under the SEC rules based on these attributes, education and experience.

Former President and CEO, Select Energy
Age: 53
Director since: 2021
Committees:
AFC (financial expert), HESCR
Current Public Company Boards:
Quanta Services, Inc.
Public Company Boards During Past 5 Years:
Select Energy
Noble Energy

11 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Mark A. McCollum

BUSINESS EXPERIENCE
» Former President and Chief Executive Officer of Weatherford International plc (2017-2020) (Weatherford filed for voluntary Chapter 11 bankruptcy in July 2019 and emerged in December 2019)
» Executive Vice President and Chief Financial Officer (2016-2017), Executive Vice President and Chief Integration Officer (2014-2016), Executive Vice President and Chief Financial Officer (2008-2015), Senior Vice President and Chief Accounting Officer (2003-2007), Halliburton Company, Inc.
» Joined Tenneco Inc. in 1995 and served in positions of increasing responsibility until 2003, including Senior Vice President and Chief Financial Officer
» Joined Arthur Andersen & Company, LLP in 1980 and served in positions of increasing responsibility, including Partner, Audit and Business Advisory, Energy Division
OTHER CURRENT POSITIONS
» Board of Trustees, Baylor College of Medicine
» Director, Baylor St. Luke’s Medical Center
» Director, Yellowstone Academy
EDUCATION
» B.A. (Accounting), Baylor University
Mr. McCollum has over 36 years of experience in the oil and gas industry, and his deep experience in the upstream sector together with his tenure as a commercial-oriented financial and operating executive brings competencies in finance, leadership, strategy and governance to the Board.

Former President and CEO,
Weatherford International plc
Age: 65
Director since: 2022
Committees:
COMP, HESCR
Current Public Company Boards:
Seadrill Limited
Westlake Corporation
Public Company Boards During the Past 5 Years:
Weatherford International plc
Archrock Inc. (previously Exterran Holdings, Inc.)

Brent J. Smolik

BUSINESS EXPERIENCE
» Former President and Chief Operating Officer of Noble Energy (2018-2020)
» Chairman, Chief Executive Officer and President, EP Energy Corporation (2012-2017)
» President, El Paso Exploration and Production Company (2006-2012)
» President, ConocoPhillips Canada and Burlington Resources Canada (2004-2006)
» Joined Burlington Resources in 1990 and served in positions of increasing responsibility in engineering and asset management until 2004
» Joined Atlantic Richfield in 1984 and held roles of increasing responsibility in drilling, completion and reservoir engineering until 1990
OTHER CURRENT POSITIONS
» Advisory Board Member, Monarch Resource Partners LLC
» Advisory Board Member, Texas A&M Dwight Look College of Engineering
» Advisory Board Member, Advancing Women Executives in Energy
EDUCATION
» B.S. (Petroleum Engineering), Texas A&M University
Mr. Smolik has over 39 years of leadership, operating and technical experience in the global oil and gas industry and brings competencies in strategy, execution and risk management. As a result of his management and board tenures, he also provides valuable insight on governance, governmental affairs and regulatory matters.

Former President and COO, Noble Energy Age: 62 Director since: 2021 Committees: AFC, COMP, CGN Public Company Boards During the Past 5 Years: Noble Midstream Partners

MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS 12

Lee M. Tillman

BUSINESS EXPERIENCE
» Chairman (2019-present), Director (2013-2019), President and Chief Executive Officer of Marathon Oil Corporation, Houston, TX (2013-present)
» Vice President of Engineering, ExxonMobil Development Company, 2010-2013
» North Sea Production Manager and Lead Country Manager, ExxonMobil subsidiaries in Stavanger, Norway, 2007-2010
» Acting Vice President, ExxonMobil Upstream Research Company, 2006-2007
» Joined Exxon Corporation in 1989 as a research engineer and served in positions of increasing responsibility
OTHER CURRENT POSITIONS
» Board Member, Houston American Heart Association and Southwest Region American Heart Association
» Board Member and Executive Committee Member, American Petroleum Institute
» Board Member and Executive Committee Member, American Exploration & Production Council
» Member, Engineering Advisory Council and Chemical Engineering Advisory Council of Texas A&M University
» Member, National Petroleum Council
» Member, Society of Petroleum Engineers
» Member, Celebration of Reading Committee within the Barbara Bush Houston Literacy Foundation
» Emeritus Board Member, Spindletop Charities
EDUCATION
» B.S. (chemical engineering), Texas A&M University
» Ph.D. (chemical engineering), Auburn University
As our Chairman, President and CEO, Mr. Tillman sets our Company’s strategic direction under the Board’s guidance. He has extensive knowledge and experience in global operations, project execution and leading edge technology in the oil and gas industry gained through his executive and management positions with our Company and ExxonMobil. His knowledge and hands-on experience with the day-to-day issues affecting our business provide the Board with invaluable information necessary to direct the business and affairs of our Company.

Chairman, President and CEO of Marathon Oil Corporation Age: 62 Director since: 2013 Chairman since: 2019

Shawn D. Williams

BUSINESS EXPERIENCE
» Executive Chairman (2023-present) of Tilley Distribution
» Executive Chairman (2021-present), Chairman and Chief Executive Officer (2021) of Covia Holdings LLC
» Chief Executive Officer, Nexeo Plastics, LLC (2019-2020)
» Executive Vice President, Plastics (2018-2019), Senior Vice President, Plastics (2012-2018) of Nexeo Solutions, Inc.
» President and Chief Executive Officer, Momentive Global Sealants, Momentive Performance Materials Inc. (2009-2012), President and Chief Executive Officer, Momentive Performance Materials Inc., Americas (2007-2009)
» Joined General Electric Company in 1985 and served in positions of increasing responsibility in sales, management and as President until 2007
EDUCATION
» B.S. (electrical engineering), Purdue University
» MBA, University of California Berkeley
» Postgrad/Masters, University of California Berkeley
Mr. Williams has over 31 years of experience in executive and managerial positions in the United States and global industrial markets. Mr. Williams’ extensive experience in various industrial and materials businesses complements the oil and gas industry experience of a number of the Company’s other directors.

Executive Chairman of the Board, Covia Holdings LLC and Tilley Distribution Age: 60 Director since: 2023 Committees: AFC, CGN Current Public Company Boards: Tetra Technologies, Inc. Kirby Corporation

13 MARATHON OIL | PROPOSAL 1: ELECTION OF DIRECTORS

Proposal 1	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 1 electing each nominee standing for election as a director.
☑

CORPORATE GOVERNANCE
BOARD OF DIRECTORS
Our business and affairs are managed under the direction of our Board, which met 15 times in 2023. Aggregate attendance for Board and committee meetings was over 99% for the full year. All of our directors attended at least 95% of the Board and applicable committee meetings in 2023. Under our Corporate Governance Principles, directors are expected to attend the Annual Meeting. All of our directors nominated at the 2023 Annual Meeting attended the meeting in person.
Our Corporate Governance Principles require our non-employee directors to meet at regularly scheduled executive sessions. An offer of an executive session is extended to non-employee directors at each regularly scheduled Board meeting. In 2023, the directors had eleven executive sessions and the non-employee directors held eight independent executive sessions.
COMMITTEES OF THE BOARD
A significant portion of our Board’s oversight responsibilities is carried out through our four standing committees, each of which is comprised solely of independent non-employee directors.
Our four standing committees are the Audit and Finance Committee, the Compensation Committee, the Corporate Governance and Nominating Committee and the Health, Environmental, Safety and Corporate Responsibility Committee.

COMMITTEE CHARTERS	COMMITTEE COMPOSITION	COMMITTEE OPERATIONS
Each committee’s written charter, adopted by our Board, is available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Each committee is comprised solely of independent directors as defined under the rules of the NYSE. All members of the Audit and Finance and Compensation Committees meet the additional independence standards under the Securities Exchange Act of 1934 (Exchange Act) Rule 10A-3.

Each committee reports its actions and recommendations to the Board, receives reports from senior leadership, annually evaluates its performance and has the authority to retain outside advisors. Committee chairs have the opportunity to call for executive sessions at each meeting.

The following pages show each committee’s current membership, principal functions and number of meetings in 2023, including in-person and virtual meetings.

MARATHON OIL | CORPORATE GOVERNANCE 14

AUDIT AND FINANCE COMMITTEE

Members: 4 Independent: 4 2023 Meetings: 6[s] Audit Committee Financial Experts: 1
Members:
» Holli C. Ladhani, Chair
» M. Elise Hyland
» Brent J. Smolik
» Shawn D. Williams
Key Oversight Responsibilities:
» Appoints, approves compensation for and oversees the work of the independent auditor.
» Evaluates the independent auditor’s qualifications, independence and performance.
» Reviews and approves in advance all audit, audit-related, tax and permissible non-audit services to be performed by the independent auditor.
» Meets separately with the independent auditor, the internal auditors and management with respect to the status and results of their activities annually reviewing and approving the audit plans.
» Reviews, evaluates and assures the rotation of the lead audit partner.
» Reviews with management, and if appropriate the internal auditors, our disclosure controls and procedures and management’s conclusions about their efficacy.
» Reviews, approves, where applicable, and discusses with management, the independent auditor and the internal auditors, as appropriate, the annual and quarterly financial statements, earnings press releases, reports of internal control over financial reporting and the annual report.
» Reviews and discusses with management the Company’s major financial risk exposures and the steps management has taken to monitor and control such exposures, and provides oversight with respect to the processes and controls, including guidelines and policies, established by the Company to undertake risk assessment and risk management.
» Reviews contingency plans in the event of a failure of information technology systems and oversees cyber-security risk.
» Reviews and recommends to our Board dividends, certain financings, loans, guarantees and other uses of credit.
» Reviews codes of conduct and compliance activities.
Required Qualifications:
Each director on the Audit and Finance Committee must be independent within the meaning of the NYSE standards of Independence for directors and audit and finance committee members, and must meet applicable NYSE financial literacy requirements, each as the Board determines. The Board determined that each of the Audit and Finance Committee members is independent within the meaning of applicable laws and listing standards and meets the applicable NYSE financial literacy requirements. Additionally, at least one director on the Audit and Finance Committee must be an “audit committee financial expert,” as determined by the Board in accordance with SEC rules. The Board determined that Ms. Ladhani, chair of the Audit and Finance Committee, is an audit committee financial expert.
s The Committee met with the Company’s internal audit organization at 3 of the meetings and the independent auditor at 5 of the meetings, without management present.

15 MARATHON OIL | CORPORATE GOVERNANCE

COMPENSATION COMMITTEE

Members: 4 Independent: 4 2023 Meetings: 5
Members:
» Mark A. McCollum, Chair
» Chadwick C. Deaton
» Marcela E. Donadio
» Brent J. Smolik
Key Oversight Responsibilities:
» Reviews and recommends to our Board all matters of policy and procedure relating to executive officer compensation.
» Reviews and approves corporate philosophy, goals and objectives relevant to the CEO’s compensation, and determines and recommends to the independent directors for approval the CEO’s compensation level based on the CEO performance evaluation conducted by our Board.
» Determines and approves the compensation of the other executive officers and reviews, together with other members of the Board, as appropriate, the executive officer succession plan.
» Administers our incentive compensation plans and equity-based plans and confirms the certification of the achievement of performance levels under our incentive compensation plans.
» Engages and oversees external independent compensation consultant.
» Reviews with management and recommends for inclusion in our annual Proxy Statement our Compensation Discussion and Analysis.
Required Qualifications:
Each director on the Compensation Committee must be independent within the meaning of the NYSE standards of independence for directors and compensation committee members. Additionally, each director must qualify as a “non-employee director” for purposes of Rule 16b-3 under the Securities Exchange Act of 1934, as amended (Exchange Act) and as an “outside director” for purposes of Section 162(m) of the Internal Revenue Code. The Board determined that each of the Compensation Committee members is independent within the meaning of the NYSE standards of independence for directors and compensation committee members, and each qualifies as a “non-employee director” and “outside director” for purposes of Rule 16b-3 under the Exchange Act and Section 162(m) of the Internal Revenue Code, respectively.
CORPORATE GOVERNANCE AND NOMINATING COMMITTEE

Members: 4 Independent: 4 2023 Meetings: 3
Members:
» Brent J. Smolik, Chair
» Chadwick C. Deaton
» Marcela E. Donadio
» Shawn D. Williams
Key Oversight Responsibilities:
» Reviews and recommends to our Board the appropriate size and composition of our Board, including candidates for election or reelection as directors, the criteria to be used for the selection of director candidates, including such candidates’ independence, the composition and functions of our Board committees and all matters relating to the development and effective functioning of our Board.
» Reviews and recommends to our Board each committee’s membership and chair, including a determination of whether one or more Audit and Finance Committee members qualifies as a “financial expert” under applicable law.

MARATHON OIL | CORPORATE GOVERNANCE 16

» Assesses and recommends corporate governance practices, including reviewing and recommending to our Board certain governance policies.
» Oversees the evaluation process of our Board and all committees.
» Reviews, at least annually, outside director commitments to affirm compliance with the Company’s policy on director commitments.
» Reviews and, if appropriate, approves related person transactions.
Required Qualifications:
Each director on the Corporate Governance and Nominating (CGN) Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the CGN Committee members is independent within the meaning of applicable laws and listing standards.
HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY COMMITTEE

Members: 4 Independent: 4 2023 Meetings: 2
Members:
» M. Elise Hyland, Chair
» Chadwick C. Deaton
» Holli C. Ladhani
» Mark A. McCollum
Key Oversight Responsibilities:
» Reviews and recommends Company policies, programs and practices concerning broad health, environmental, climate change, safety, social, public policy and political issues.
» Identifies, evaluates and monitors health, environmental, climate change, safety, social, public policy and political trends and issues and concerns that could affect the Company’s business activities and performance.
» Reviews legislative and regulatory issues affecting our businesses and operations.
» Reviews our political, charitable and educational contributions.
Required Qualifications:
Each director on the Health, Environmental, Safety and Corporate Responsibility Committee (HESCR) Committee must be independent within the meaning of applicable laws and listing standards, as the Board determines. The Board determined that each of the HESCR Committee members is independent within the meaning of applicable laws and listing standards.

17 MARATHON OIL | CORPORATE GOVERNANCE

BOARD OVERVIEW
» Chairman of the Board and Chief Executive Officer: Lee M. Tillman
» Independent Lead Director: Marcela E. Donadio
» Active engagement by all directors
» 7 of our 8 director nominees are independent
» All members of our four standing committees are independent
Our Board believes that continuing to combine the position of Chairman and CEO is in the best interest of our Company at this time.

BOARD LEADERSHIP STRUCTURE
We believe that independent Board oversight is essential. Our Board does not have a policy regarding whether the roles of the Chairman and CEO should be separate, but rather makes this determination on the basis of what is best for our Company at a given point in time.
Our Corporate Governance Principles require that non-employee directors, all of whom are independent, meet at regularly scheduled executive sessions without the CEO present. The Independent Lead Director presides at these meetings. In addition, our Corporate Governance Principles require that all our principal committees be comprised of entirely independent directors. Marcela E. Donadio has served as Independent Lead Director since May 26, 2021.

INDEPENDENT DIRECTOR LEADERSHIP
As Independent Lead Director, Ms. Donadio is responsible for:
» presiding at executive sessions of independent directors;
» reviewing with Mr. Tillman the proposed Board and committee meeting agendas;
» serving as a liaison between the independent directors and Mr. Tillman in discussing issues from the independent executive sessions and ensuring the flow of information;
» reviewing and recommending to Mr. Tillman the retention of consultants who report directly to our Board or committees thereof;
» overseeing Board performance; and
» establishing, together with Mr. Tillman, effective communications with Company stakeholders.

MARATHON OIL | CORPORATE GOVERNANCE 18

BOARD AND COMMITTEE EVALUATIONS
Each year, our Board performs a rigorous full Board evaluation. In addition, each committee also performs an annual evaluation. The evaluation process is managed by the Secretary’s office with oversight from the Corporate Governance and Nominating Committee. For 2023, the evaluation process consisted of:

☑	Evaluation questionnaires - each director and committee member completed a formal questionnaire. This allows each director and committee member to identify potential improvements.
☑	Board and committee discussions - the Board and each committee met in Executive Session to discuss the results of the evaluation questionnaires.
☑	Individual Discussions - our Independent Lead Director met with directors individually to discuss key take-aways and action items from the evaluation results, solicited additional feedback and then communicated next steps back to the office of the Corporate Secretary, as appropriate.
☑	Feedback to Board and Chairman - the Independent Lead Director met separately with the Chairman to review feedback from the internal evaluations and then the Chairman and the Independent Lead Director discussed the feedback with the Board.
☑	Implementation of feedback - as a result of the evaluation process, the Board and the Secretary’s office implemented certain changes to Board and committee processes and agendas.
OUR BOARD’S ROLE IN RISK OVERSIGHT
While our Board and its committees oversee risk management, Company management is responsible for the day-to-day management of risk. We have a robust enterprise risk management process for identifying, assessing and managing risk and monitoring risk mitigation strategies. Our CEO, CFO and a committee of executive officers and senior managers work across the business to manage each enterprise level risk and to identify emerging risks. Our Audit and Finance Committee annually reviews our enterprise risk management process and our Board annually reviews the outputs of that process, including the latest assessment of risks and key mitigation strategies. Responsibility for risk oversight by our Board and its committees is delegated as set forth below:
»    The Audit and Finance Committee receives regular updates from senior leadership on specific risks identified in the risk management process. These reviews with senior leadership include risks associated with financial and accounting matters and reporting, as well as cyber-security. The Audit and Finance Committee also monitors compliance with legal and certain regulatory requirements and internal control systems, and reviews risks associated with financial strategies and the Company’s capital structure. Protecting the privacy of our systems and networks has long been, and will continue to be, a priority. Our Senior Vice President, Technology & Innovation, and Chief Information Officer, who oversees our cybersecurity program, regularly provides reports to senior leadership and the Audit and Finance Committee regarding our ongoing assessment of cyber-security threats and risks, data security programs designed to prevent and detect threats, attacks, incursions and breaches, as well as management, mitigation and remediation of potential, and any actual, cyber-security and information technology risks and breaches. In addition, the Audit and Finance Committee and management review reports from internal audit regarding evaluation of our information technology department on a regular basis.
»    The Corporate Governance and Nominating Committee reviews the Board’s and Company’s governance policies and procedures to ensure adherence to best practices and legal requirements. The Corporate Governance and Nominating Committee also reviews director succession planning, director outside

19 MARATHON OIL | CORPORATE GOVERNANCE

commitments and committee assignments to ensure the directors’ skills and backgrounds are utilized to the best interests of the Company and they are able to devote the significant time and attention necessary to fulfill their duties as a director.
»    The Compensation Committee reviews the executive compensation program to ensure it does not encourage excessive risk-taking. It also reviews our executive compensation, incentive compensation and succession plans to ensure we have appropriate practices in place to support the retention and development of the talent necessary to achieve our business goals and objectives.
»    The Health, Environmental, Safety and Corporate Responsibility Committee regularly reviews and oversees operational risks, including those relating to health, environment, safety, security and climate change. It reviews risks associated with social, political and environmental trends, issues and concerns, domestic and international, which affect or could affect our business activities, performance and reputation, and monitors climate-related trends, issues, legislation, regulations, policies, practices and concerns.
Our Board receives regular updates from the committees about these activities, and reviews additional risks not specifically within the purview of any particular committee and risks of a strategic nature. Key risks associated with the strategic plan are reviewed annually at our Board’s strategy meeting and periodically throughout the year.
RISK ASSESSMENT RELATED TO OUR COMPENSATION STRUCTURE
The Compensation Committee regularly evaluates and considers the role of our executive compensation program in ensuring that our executive officers are incentivized to only take appropriate and prudent risks, and that compensation opportunities do not motivate excessive risk-taking. The practices we employ include:
»    All executive officer compensation decisions are made by either the Compensation Committee, which is comprised solely of independent directors or, for CEO target compensation, by the independent directors.
»    The Compensation Committee is advised by an independent compensation consultant that performs no other work for executive management or our Company.
»    Our executives do not have employment agreements.
»    The Compensation Committee manages our compensation program to be competitive with those of peer companies and also monitors our program against trends in executive compensation on an annual basis against the broader energy industry and general industry of similar market capitalization.
»    Our compensation program is intended to balance short-term and long-term incentives.
»    Our long-term incentives feature multiple award vehicles and multi-year vesting criteria aligned with long-term ownership, and our executive officers are also subject to ongoing stock ownership requirements.
»    Our annual cash bonus program is based on a balanced set of quantitative metrics and qualitative objectives. In addition, the Compensation Committee generally considers the achievement of individual performance goals and overall corporate performance.
»    Annual cash bonuses are paid to executive officers only after the Audit and Finance Committee has reviewed audited financial statements for the performance year.
»    Annual cash bonuses and performance share unit awards are subject to a maximum opportunity.
»    The Compensation Committee regularly evaluates share utilization in our 2019 Incentive Compensation Plan by reviewing overhang levels (dilutive impact of equity compensation on our stockholders) and annual run rates (the aggregate shares awarded as a percentage of total outstanding shares).

MARATHON OIL | CORPORATE GOVERNANCE 20

»    We maintain two compensation clawback policies. One applies to annual cash bonuses and is generally triggered with respect to an executive officer in the event of a material accounting restatement due to noncompliance with financial reporting requirements or an act of fraud by that executive officer. Our long-term incentive awards for executive officers have similar provisions. During 2023, we also adopted a clawback policy to comply with the Dodd-Frank clawback requirements, which applies to incentive-based compensation, and is generally triggered with respect to an executive officer in the event of an accounting restatement.
Our 2023 compensation program for our named executive officers followed the above risk assessment. See the “Compensation Discussion and Analysis” section for additional details.
HEALTH, ENVIRONMENTAL, SAFETY AND CORPORATE RESPONSIBILITY
Managing Risk to Operate Responsibly
Our Board’s key oversight role includes reviewing the sustainability of our enterprise and the strength of our risk management efforts. As mentioned above, our four standing committees assist with this oversight. The Health, Environmental, Safety and Corporate Responsibility Committee plays a vital role in reviewing our operational risks, including those relating to health, environment, safety, security and climate change and includes directors with experience in this area.
Minimizing Our Environmental Impact
Environmentally responsible, compliant operations are central to our company values and a key part of our commitment to stakeholders. We actively work to mitigate our operational impacts on the air, water and sensitive habitats and reduce our environmental footprint.
»    Climate change risk - We recognize the impact of greenhouse gas (GHG) and other air emissions on global climate and air quality. As part of our commitment to sustainability and managing climate-related risks, we’ve established business processes that we continue to evaluate and refine to reduce our emissions and mitigate both current and future energy transition risks to our business. Engaging with external stakeholders to understand their perspectives is a vital component of this effort. In addition, we have made, and intend to continue to make, investments in technologies and processes to drive improvement. Our corporate scorecard sets forth metrics and targets that incentivize achieving our goals and are linked to executive and employee pay, such as a climate-related metric first added in 2020.
»    Reducing air emissions from our operations - We aim to help meet global oil and gas demand while also demonstrating strong environmental performance by driving significant improvement to both the Scopes 1 and 2 greenhouse gas (GHG) and methane intensity of our operations, consistent with the trajectory of the Paris Climate Agreement. We have a history of taking proactive measures to reduce air emissions, including utilizing next-generation facility designs aimed at minimizing flaring, removing intermittent-bleed pneumatic controllers and using electric-driven compression. We continue to evaluate emissions reduction technologies that address the specific needs and constraints of each of our assets and that supplement compliance efforts associated with new and proposed regulations.
To highlight our commitment to successfully meeting global energy demand while demonstrating strong environmental performance, in early 2022, we introduced new quantitative goals for the near, medium and longer-term horizon across three core areas of focus: Scopes 1 and 2 GHG intensity, methane intensity and gas capture. These Company goals complement our Scopes 1 and 2 GHG intensity reduction goal of 50% by 2025, relative to 2019 baseline, which we adopted in 2021. These goals are intended to promote external transparency and accountability while also enhancing the internal alignment and employee innovation necessary to deliver strong environmental performance.

21 MARATHON OIL | CORPORATE GOVERNANCE

During 2023, we realized significant progress against our core environmental objectives and achieved our 2025 GHG intensity reduction goal of 50%1 two years ahead of schedule. Additionally, we improved our total Company gas capture to 99.5% and continue to make progress toward our World Bank Zero Routine Flaring by 2030 commitment.
»    Applying water stewardship practices - We aim to limit fresh water use and practice responsible water sourcing, reuse, recycling and proper disposal. Our regional water management strategy is designed to reduce the impacts of our water use on stakeholders and the relevant watersheds, and to minimize risks associated with produced water disposal, supply sourcing and business interruption. We target opportunities that conserve fresh water for community needs while reducing business risk linked to access to water resources.
Creating Safe, Healthy and Secure Workplaces
We hold safety as a core value and key component of our ESG performance. We strive to provide safe, healthy and secure workplaces by maintaining strong safety performance, as measured by Total Recordable Incident Rate (TRIR) for both employees and contractors. We continuously work to improve our procedures, train our workforce to reduce safety risk, reinforce our strong safety culture and build relationships with our contractor workforce. During 2023, we achieved a record low annual TRIR of 0.21. Our safety performance for both employees and contractors remains a key component of our executive compensation scorecard, underscoring our commitment to keeping our employees and contractors safe. In addition, we believe our workforce is trained and ready to respond if natural disasters, security incidents, operational disruptions or other events occur, and we maintain detailed business continuity plans to protect our workforce and continue critical business functions during sustained efforts, including a public health event such as a pandemic.
Social Investment
We are committed to promoting a diverse and inclusive workplace, respecting human rights and making strategic investments to build healthier, safer, more resilient and stronger local communities.
As of December 31, 2023, women accounted for 30% of our U.S. full-time workforce and people of color accounted for 32% of our U.S. full-time workforce. During 2023, we published our Equal Opportunity and Employment (EEO-1) data and in 2022 we released a new Human Rights Policy to further acknowledge our longstanding commitment to the dignity and rights of all people.
Key strategic social investments during 2023 included the following:
»    Ongoing support of Equatorial Guinea’s Bioko Island Malaria Elimination Project.
»    Partnering with the National Fish and Wildlife Foundation on grassland restoration projects in the Bakken.
»    Awarding grants to teachers through the Unconventional Thinking in Teaching Program, helping to increase teacher retention and amplify the impact of qualified teachers on the future workforce in the Company’s area of operations.
»    Continued support of the My Home Library Program book distribution events with Barbara Bush Houston Literacy Foundation, helping address the reading gap in underserved communities.

1     GHG intensity reduction goal of 50% is relative to 2019 GHG intensity baseline.

MARATHON OIL | CORPORATE GOVERNANCE 22

CORPORATE GOVERNANCE PRINCIPLES
Our Corporate Governance Principles address our Board’s general function, including its responsibilities, Board size, director elections and limits on the number of Board memberships. These principles also address Board independence, committee composition, the process for director selection and director qualifications, our Board’s performance review, the Board’s planning and oversight functions, director compensation and director retirement and resignation. The Corporate Governance Principles are available on our website at www.marathonoil.com under Investors—Corporate Governance.
CODE OF BUSINESS CONDUCT
Our Code of Business Conduct, which applies to our directors, officers, employees and contractors (when acting on our behalf), and which includes our code of ethics applicable to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions, is available on our website at www.marathonoil.com under Investors—Corporate Governance.
We intend to disclose any amendments and any waivers to our Code of Business Conduct that apply to the Company’s principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions and relate to any element of the Code enumerated in Item 406(b) of Regulation S-K on our website at www.marathonoil.com under Investors—Corporate Governance within four business days. The waiver information will remain on the website for at least 12 months after the initial disclosure of such waiver.
POLICY FOR REPORTING BUSINESS ETHICS CONCERNS
Our Policy for Reporting Business Ethics Concerns establishes procedures for the receipt and treatment of business ethics concerns received by the Company, including those regarding accounting, internal accounting controls or auditing matters. The Policy for Reporting Business Ethics Concerns is available on our website at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies.
INSIDER TRADING/HEDGING POLICY
Our Trading of Securities by Directors, Officers and Employees Policy prohibits insider trading, establishes guidelines for regular blackout periods related to financial reporting, governs the use of 10b5-1 trading plans and outlines trading restrictions applicable to directors and officers. The policy also expressly prohibits our directors and officers from pledging, hedging and trading in derivatives of our stock. Excluding derivative securities issued by the Company, no director or officer of the Company may purchase or sell, directly or indirectly through family members or other persons or entities, any financial instrument including, but not limited to, put or call options, the price for which is affected in whole or in part by changes in the price of the Company’s securities (including common or preferred stock, debt securities and derivative securities), or conduct any hedging transactions related to such securities.
COMMUNICATIONS FROM INTERESTED PARTIES
All interested parties, including security holders, may send communications to our Board through the Secretary’s office. You may communicate with our outside directors, individually or as a group, by emailing non-managedirectors@marathonoil.com. You may communicate with the Chairs of each of our Board’s committees by email as follows:

23 MARATHON OIL | CORPORATE GOVERNANCE

Committee Chair	Email Address
Audit and Finance Committee	auditandfinancechair@marathonoil.com
Compensation Committee	compchair@marathonoil.com
Corporate Governance and Nominating Committee	corpgovchair@marathonoil.com
Health, Environmental, Safety and Corporate Responsibility Committee	hescrchair@marathonoil.com
The Secretary will forward to the directors all communications that, in her judgment, are appropriate for consideration by the directors. Examples of communications that would not be considered appropriate for consideration by the directors include commercial solicitations and matters not relevant to the Company’s affairs.
COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION
Ms. Donadio and Messrs. Deaton, McCollum and Smolik served on the Compensation Committee for all of 2023. Mr. Wells served on the Compensation Committee during 2023, until his departure from the Board in May 2023, at which time Mr. McCollum was appointed Chair of the Compensation Committee. There are no matters relating to interlocks or insider participation that we are required to report.

DIRECTOR COMPENSATION
Our Board determines annual retainers and other compensation for non-employee directors. Mr. Tillman, the only director who is also an employee, receives no additional compensation for his service on our Board or as Chairman. Non-employee director compensation is intended to attract qualified directors, ensure that they are fairly compensated for their contributions to our performance and align the interests of directors and stockholders.
CASH COMPENSATION
Our Board is committed to best-in-class corporate governance, including director compensation. Below are the 2023 non-employee director annual cash retainer and fees, which have not changed since January 2021.

Lead Director and Committee Chair Fees for 2023	Amount paid ($)
Annual Board Retainer	$95,000
Additional Fee for Independent Lead Director	$20,000
Additional Fee for Audit and Finance Committee Chair	$20,000
Additional Fee for Compensation Committee Chair	$20,000
Additional Fee for Corporate Governance and Nominating Committee Chair	$12,500
Additional Fee for Health, Environmental, Safety and Corporate Responsibility Chair	$12,500
Directors do not receive meeting fees for attendance at Board or committee meetings. Non-employee directors may defer up to 100% of their annual retainer into an unfunded account under the Company’s Deferred Compensation Plan for Non-Employee Directors (DCP). These deferred amounts may be invested in certain investment options, which generally mirror the investment options offered to employees under the Marathon Oil Company Thrift Plan (Thrift Plan).

MARATHON OIL | DIRECTOR COMPENSATION 24

EQUITY-BASED COMPENSATION AND STOCK OWNERSHIP REQUIREMENTS
For 2023, each non-employee director received an annual common stock unit award valued at $200,000, which was credited to an account on March 1, 2023, based on the closing stock price on the grant date. These awards were granted under the Company’s 2019 Incentive Compensation Plan (2019 ICP), which is described in further detail under “Long-Term Incentives” in the “Compensation Discussion and Analysis”. Directors may elect to defer settlement of their common stock units until after they cease serving on our Board under the Company’s DCP. Directors who make such a deferral election receive dividend equivalents in the form of additional common stock units, which will be settled in common stock.
Directors who elect not to defer their common stock units receive dividend equivalents in cash, payment of which is deferred until the distribution date of the related common stock units. These awards vest and are payable shortly after the earlier of (a) the first anniversary of the grant date or (b) the director’s departure from our Board.

Director stock ownership requirement of 5x annual cash retainer	Our stock ownership guidelines require each non-employee director to hold five times the value of his or her annual cash retainer in Marathon Oil stock. Directors have five years from their initial election to our Board to meet this requirement. Directors who do not hold the required level of stock ownership due to fluctuations in the price of our common stock are expected to hold the awards they receive until they have met their requirement. The Corporate Governance and Nominating Committee reviews each non-employee director’s progress toward the requirements during the first quarter of each year to determine whether the market value of the shares, including the value of deferred shares and restricted stock units, satisfies our requirements. As of March 25, 2024, Mses. Donadio, Hyland and Ladhani, and Messrs. Deaton and Smolik meet the requisite threshold. Messrs. McCollum and Williams are still within the five-year window.
MATCHING GIFTS PROGRAMS
Under our matching gifts programs, we will annually match up to $10,000 in contributions made by non-employee directors to certain tax-exempt educational institutions. This annual limit is based on the date of the director’s gift to the institution. We will also make a donation to a charity of the director’s choice equal to the amount of his or her contribution to the Marathon Oil Company Employees Political Action Committee (MEPAC) for contributions above $200. MEPAC contributions are subject to a $5,000 annual limit.
2023 DIRECTOR COMPENSATION TABLE

Name	Fees Earned or Paid in Cash	Stock Awards (1)		All Other Compensation (2)	Total
Chadwick C. Deaton	$101,250	$200,000		$10,000	$311,250
Marcela E. Donadio	$115,000	$200,000	(5)	$7,388	$322,388
M. Elise Hyland	$107,500	$200,000	(6)	$2,500	$310,000
Holli C. Ladhani	$115,000	$200,000	(5)	$2,000	$317,000
Mark A. McCollum	$105,000	$200,000		$10,000	$315,000
Brent J. Smolik	$101,250	$200,000		$10,000	$311,250
J. Kent Wells (3)	$57,500	$200,000	(5)	$0	$257,500
Shawn D. Williams (4)	$87,084	$183,333	(5)	$5,000	$275,417

25 MARATHON OIL | DIRECTOR COMPENSATION

(1)    Represents the amount recognized for financial statement reporting purposes for the fiscal year ended December 31, 2023, in accordance with generally accepted accounting principles in the United States regarding stock compensation, for the annual common stock unit award. These amounts are also equal to the grant date fair value of the awards. The aggregate number of stock unit awards outstanding as of December 31, 2023, for each director is as follows: Mr. Deaton, 42,348; Ms. Donadio, 76,658; Ms. Hyland, 19,914; Ms. Ladhani, 25,538; Mr. McCollum, 8,169; Mr. Smolik, 7,754; Mr. Wells, 0; and Mr. Williams, 7,199.
(2)    Represents contributions made under our matching gifts programs.
(3)    Mr. Wells did not stand for reelection as a director at the 2023 Annual Meeting and served through the end of his term on May 24, 2023.
(4) Mr. Williams joined the Board effective February 1, 2023.
(5)    Mses. Donadio and Ladhani and Messrs. Wells and Williams deferred 100% of their annual common stock unit award under the DCP.
(6)    Ms. Hyland deferred 25% of her annual common stock unit award under the DCP.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS
The following table shows the beneficial owners of five percent or more of the Company’s common stock, based on information available as of March 25, 2024:

Name and Address of Beneficial Owner	Amount and Nature of Beneficial Ownership		Percent of Outstanding Shares
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	68,915,310	(1)	11.78%
BlackRock, Inc. 50 Hudson Yards New York, NY 10001	45,712,398	(2)	7.80%
State Street Corporation State Street Financial Center 1 Congress Street, Suite 1 Boston, MA 02114-2016	38,098,035	(3)	6.51%
Invesco Ltd. 1331 Spring Street NW, Suite 2500 Atlanta, GA 30309	31,520,678	(4)	5.40%
(1)    Based on its Schedule 13G/A filed with the SEC on February 13, 2024, The Vanguard Group (Vanguard) in its capacity as investment advisor, owns 68,915,310 shares. Vanguard has sole voting power over no shares, shared voting power over 783,500 shares, sole dispositive power over 66,428,456 shares and shared dispositive power over 2,486,854 shares.
(2)    Based on its Schedule 13G/A filed with the SEC on January 26, 2024, BlackRock, Inc., through itself and as the parent holding company or control person over certain subsidiaries, beneficially owns 45,712,398 shares, has sole voting power over 42,409,720 shares, sole dispositive power over 45,712,398 shares and shared voting and shared dispositive power over no shares.
MARATHON OIL | SECURITY OWNERSHIP 26

(3)    Based on its Schedule 13G/A filed with the SEC on January 29, 2024, State Street Corporation, together with certain of its direct or indirect subsidiaries, beneficially owns 38,098,035 shares, has sole voting and sole dispositive power over no shares, shared voting power over 29,398,259 shares and shared dispositive power over 38,071,872 shares.
(4) Based on its Schedule 13G filed with the SEC on February 9, 2024, Invesco Ltd., together with certain of its subsidiaries and in its capacity as a parent holding company to its investment advisors, beneficially owns 31,520,678 shares, has sole voting power over 31,167,667 shares, sole dispositive power over 31,520,678 shares, and shared voting and shared dispositive power over no shares.
SECURITY OWNERSHIP OF MANAGEMENT
The following table shows the number of shares of Marathon Oil common stock beneficially owned as of
March 25, 2024, by each director, by each executive officer named in the Summary Compensation Table and by all directors and executive officers as a group. Unless otherwise indicated by footnote, we believe, based on the information furnished to us, that the persons named in the table have sole voting and investment power with respect to all shares shown as beneficially owned by them. Unless otherwise provided, the address of each individual listed below is c/o 990 Town & Country Boulevard, Houston, TX 77024.

Name	Shares(1)	Equity Awards Exercisable or Which May Settle Within 60 Days(2)	Total Shares(3)	% of Total Outstanding
Chadwick C. Deaton	58,382	50,631	109,013	*
Marcela E. Donadio	20,263	85,125	105,388	*
M. Elise Hyland	41,634	28,106	69,740	*
Holli C. Ladhani	155	33,780	33,935	*
Mark A. McCollum	415	15,884	16,299	*
Brent J. Smolik	19,945	15,884	35,829	*
Shawn D. Williams	—	15,361	15,361	*
Lee M. Tillman	935,885	256,591	1,192,476	*
Michael A. Henderson	43,151	15,876	59,027	*
Patrick J. Wagner	112,801	92,033	204,834	*
Kimberly O. Warnica	67,464	—	67,464	*
Dane E. Whitehead	68,761	—	68,761	*
All Directors and Executive Officers as a group (13 persons) (1)(2)(3)			2,002,180	*
*    Does not exceed 1% of the common shares outstanding.
(1)    Includes all shares held, if any, under a Dividend Reinvestment and Direct Stock Purchase Plan and in brokerage accounts.
(2)    Includes options exercisable, restricted stock units and shares held in the Company’s DCP, each that vest, or may be caused to vest, within sixty days of March 25, 2024.
(3)    None of the shares are pledged as security. Excludes shares of Marathon Oil common stock underlying unvested RSUs, for which the applicable officer has no voting or investment power, as follows: for Mr. Tillman, 264,618; for Mr. Henderson, 71,677; for Mr. Wagner, 64,122; for Ms. Warnica, 56,914; and for Mr. Whitehead, 83,247.

27 MARATHON OIL | SECURITY OWNERSHIP

COMPENSATION COMMITTEE REPORT
The Compensation Committee has reviewed with management the Company’s Compensation Discussion and Analysis for 2023. Based on that review, the Compensation Committee has recommended to our Board of Directors that the Compensation Discussion and Analysis be included in this Proxy Statement.
COMPENSATION COMMITTEE
Mark A. McCollum, Chair
Chadwick C. Deaton
Marcela E. Donadio
Brent J. Smolik

MARATHON OIL | COMPENSATION COMMITTEE REPORT 28

COMPENSATION DISCUSSION AND ANALYSIS
The following Compensation Discussion and Analysis describes in detail compensation for the named executive officers (NEOs). It is designed to provide stockholders with an understanding of our compensation principles and practices and insight into our decision-making process as it relates to the compensation of our NEOs.

2023 NAMED EXECUTIVE OFFICERS

Lee M. Tillman	Dane E. Whitehead	Patrick J. (“Pat”) Wagner	Michael A. (“Mike”) Henderson	Kimberly O. (“Kim”) Warnica
Chairman, President and Chief Executive Officer	Executive Vice President and Chief Financial Officer	Executive Vice President, Corporate Development and Strategy	Executive Vice President, Operations	Executive Vice President, General Counsel and Secretary

This Compensation Discussion and Analysis focuses on the Company’s 2023 compensation program, actions and results relative to the Company’s 2023 performance. Those outcomes considered the 2023 safety, environmental, financial and operating achievements against plan objectives and stock price performance on an absolute and relative basis through the end of 2023. The following measures referenced in this Compensation Discussion and Analysis are non-GAAP measures: (1) adjusted free cash flow; (2) adjusted cash flow from operations (adjusted CFO); (3) reinvestment rate; and (4) cash flow per debt adjusted share. For each such non-GAAP measure, reconciliations to comparable GAAP measures and related definitions and discussion regarding their usefulness are included in Annex A.
2023 EXECUTIVE SUMMARY
In 2023, the Company achieved impressive delivery against every dimension of our Framework for Success, as evidenced by our outsized free cash flow generation, differentiated return of capital back to stockholders and reduction of gross debt, further improving our investment grade balance sheet. Most importantly, we achieved these results while keeping our workforce safe and delivering comprehensive ESG excellence.

29 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Framework for Success
2023 Operational and Financial Highlights
2023 marked another year in which Marathon Oil delivered outstanding operational and financial results, while maintaining strong safety and environmental performance. The Company’s employees delivered these impressive and comprehensive results against our Framework for Success.
Key 2023 Highlights Include:
»    We delivered record annual safety performance, as measured by TRIR.
»    We generated approximately $2.2 billion of free cash flow (before changes in working capital and including Equatorial Guinea (E.G.) distributions) (adjusted free cash flow).
»    We returned 41% of net operating cash flow (before changes in working capital) (adjusted CFO) to stockholders in 2023.
»    We distributed $1.7 billion to stockholders.
»    We executed $1.5 billion of share repurchases, driving a 9% reduction to our outstanding shares of common stock.
»    We increased our per share base dividend 22% from the year-end 2022 level, with no impact on our peer-leading post dividend free cash flow breakeven.
»    We reduced gross debt by $500 million, further strengthening our investment grade balance sheet.
»    We successfully integrated Ensign into the Eagle Ford asset team.
»    We delivered impressive commercial achievements in E.G., including signing an HOA with the Republic of E.G. and our partner to progress the development of the E.G. Regional Gas Mega Hub. In addition, we entered into a five-year firm LNG sales agreement indexed to global LNG pricing (in contrast to the legacy Henry Hub linked contract) for a portion of our equity natural gas produced from Alba Field (Alba Unit, MRO 64% working interest), effective January 1, 2024, which is expected to drive significant improvement in 2024 financial performance for our E.G. Integrated Gas Business.
»    We achieved full year 2023 oil and oil-equivalent production of 190,000 net barrels of oil per day (bopd) and 405,000 net barrels of oil equivalent per day (boed).
»    We achieved these operational and financial results while also improving our gas capture rate to 99.5% and achieving a 2025 GHG intensity reduction of approximately 50% (relative to the 2019 GHG intensity baseline) two years ahead of schedule.
»    We strategically invested to build healthier, safer, more resilient and stronger local communities.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 30

PAY FOR PERFORMANCE
Our executive compensation program creates a strong alignment with stockholder interests. The largest portion of NEO compensation is delivered through equity-based, long-term incentives that tie compensation to the absolute and relative performance of our stock and sustainable generation of cumulative free cash flow. Our annual bonus delivers payments directly aligned with performance against our safety, environmental, financial and operational commitments each year.
The compensation that Mr. Tillman, our CEO, will realize from his outstanding awards and opportunities aligns well with stock price and Company performance. His reported pay, as detailed in the Summary Compensation Table, does not reflect the actual value he realizes from at-risk incentive opportunities.
Mr. Tillman’s realizable compensation from the total opportunities awarded from 2021 through 2023 aligns well with stock price performance on an annual and a cumulative three-year basis. The bar charts below compare Mr. Tillman’s realizable compensation as a percent of target opportunity to our annual total shareholder return (TSR) performance and his cumulative realizable pay to cumulative TSR performance over the period.
Realizable compensation for each year includes each year’s base salary paid, actual annual bonus earned and the year-end value of each year’s long-term incentive (LTI) awards. The cumulative realizable pay numbers include the value of all equity granted over the period as of December 31, 2023. Target compensation represents annual salary rate, target bonus opportunity and target grant value of LTI awards.
CEO REALIZABLE PAY ALIGNED WITH PERFORMANCE

31 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

COMPENSATION PHILOSOPHY

COMPENSATION PHILOSOPHY
Our success is based on safety, environmental and financial performance and operational results, and we believe that our executive compensation program is an important driver of that success. The primary objectives of our program are as follows:
Pay for performance	Our program is designed to reward executives for their performance and motivate them to continue to perform at a high level. Cash bonuses based on annual performance, combined with equity awards that vest over several years, balance short-term and long-term business objectives.
Encourage creation of long-term stockholder value	Equity awards and stock ownership requirements align our executives’ interests with those of our stockholders. Our NEOs’ LTI awards feature equity-based grants with large portions tied to financial performance and long-term stockholder returns.
Pay competitively	We provide market-competitive pay levels to attract and retain the best talent, and we regularly benchmark each component of our pay program, including our benefit programs, to ensure we remain competitive.
COMPENSATION GOVERNANCE AND BEST PRACTICES
The Compensation Committee (Committee) periodically evaluates market best practices and pay programs at other companies and modifies our compensation program as necessary. The Committee seeks to provide balanced incentives, while managing compensation risks appropriately in the context of our business objectives. Our program incorporates the following best practices:

WHAT WE DO		WHAT WE DON’T DO
☑	Emphasize at-risk compensation designed to link pay to performance; all LTI vehicles denominated in shares and majority of LTI value is in the form of performance unit awards	☒	Offer employment agreements to our executive officers
☑	Include ESG metrics in annual incentive compensation design to further align with stakeholder interest	☒	Provide gross-up payments to cover excess parachute payment excise taxes for executive officers
☑	Maintain stock ownership requirements for executive officers and directors	☒	Allow margin, derivative or speculative transactions with our company stock, such as hedges, pledges and margin accounts, by executive officers and directors
☑	Maintain “double-trigger” change in control cash severance payments and accelerated vesting of certain equity awards	☒	Reward executives for excessive, inappropriate or unnecessary risk-taking
☑	Incorporate compensation clawback provisions in annual and long-term incentives and maintain a policy to comply with the Dodd-Frank Act clawback requirements
☑	Offer minimal use of perquisites and no related tax gross-ups
☑	Proactively engage with our stockholders on compensation, environmental and governance issues
☑	Engage an independent compensation consultant to advise the Committee
☑	Dedicate significant time each year to robust executive succession planning and leadership development

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 32

2023 Say on Pay and Stockholder Engagement

The Committee considers the outcomes of the Company’s advisory stockholder vote on our executive compensation program and any associated outreach initiatives when making compensation decisions.
At our 2023 Annual Meeting, our stockholders expressed support for the Company’s proposals, and all our agenda items were approved. Within those approvals, approximately 94% of shares voted were in favor of our 2023 “say-on-pay” agenda item. Overall, investor feedback has been positive regarding our executive compensation program and its link between our pay and performance.
2023 “Say-on-Pay” Support 94%
The Company is committed to regular communication and engagement with its stockholders and other stakeholders. During 2023, we engaged with and solicited valuable feedback from a broad base of investors on various topics, such as compensation, environmental and social issues and governance practices. Feedback from these meetings is shared with directors through senior management reports to the Board and its committees throughout the year. We remain committed to engaging stockholders regularly and to ensuring alignment of our compensation program with stockholder and other stakeholders’ interests.
HOW WE DETERMINE EXECUTIVE COMPENSATION
Compensation Committee
The Committee is responsible for establishing and overseeing our executive compensation program and policies that are consistent with our overall compensation philosophy. In making such decisions, the Committee considers a variety of factors, including stockholder feedback, information provided by its independent compensation consultant, our CEO’s input, peer group and broader industry data, each executive’s experience in the role, Company and individual performance, internal pay equity and any other information the Committee deems relevant in its discretion.
Compensation Consultant
For 2023, the Committee directly engaged Meridian Compensation Partners LLC (Meridian) as its independent compensation consultant to advise the Committee on executive compensation matters. Meridian provides the Committee with information on items such as emerging industry trends (in oil and gas, as well as broader energy and general industries), legislative issues, defining the Company’s peer group and benchmarking our executive compensation program against the compensation peer group. Meridian provides no other services to the Company or our executive officers, and the Committee has the right to terminate the services of Meridian and appoint a new compensation consultant at any time.
Meridian interacts with several of our officers and employees as necessary. In addition, Meridian may seek input and feedback from members of our management regarding its work product prior to presentation to the Committee to confirm that information is accurate or address other issues. We believe that Meridian provides an independent perspective to the Committee.
The CEO’s Role
The Committee seeks significant input from the CEO on compensation decisions and performance appraisals for all executive officers other than himself. All final compensation decisions for our executive officers are made by the Committee, except that the independent members of our full Board determine and approve the CEO’s target compensation. The CEO does not provide recommendations or participate in Committee or Board discussions concerning his own compensation.

33 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Peer Groups
Peer group benchmarking is one of several factors the Committee considers in setting pay and is reviewed at least annually by the Committee. The Committee utilizes two peer groups as part of the broader compensation framework. One peer group is used to benchmark targeted compensation levels for our executives (compensation peer group), and a second peer group is used to measure relative Company performance in our LTI program (performance peer group). The performance peer group (excluding the S&P 500 Energy Index and the S&P 500 Index) is also used to determine stretch performance for certain metrics in our annual cash bonus program by measuring Company performance versus peer performance (to the extent public data is available).
Our compensation peer group is comprised of independent E&P companies of similar market capitalization and enterprise value that the Committee believes provide the best external benchmarks for the market in which we compete for executive talent. Pertinent financial measures considered in determining the compensation peer group are enterprise value, market capitalization, assets and revenue. Our performance peer group includes broader market comparisons with a focus on independent E&P companies with which we compete for investor capital.
The following compensation peer group was used in establishing 2023 pay levels for our executives:

2023 Compensation Peer Group
APA Corporation	EQT Corporation
Chesapeake Energy Corporation	Hess Corporation
Coterra Energy Inc.	Murphy Oil Corporation
Continental Resources, Inc.	Ovintiv Inc.
Devon Energy Corporation	PDC Energy, Inc.
Diamondback Energy, Inc.
See “Long-Term Incentives” for the 2023 performance peer group for LTI awards.
Both compensation and performance peer groups are assessed and updated as appropriate on an annual basis and in consultation with the Committee’s independent compensation consultant.
Compensation Benchmarking Process
The Committee conducts an annual comparison of the compensation of our NEOs to the compensation of executives with similar job responsibilities among companies in our compensation peer group, based upon information gathered and provided by Meridian through surveys and public company disclosure. The Committee references this competitive market analysis in making compensation decisions for the coming year. The Committee has typically aligned executive total direct compensation opportunities within a competitive market range of similar opportunities across the compensation peer group, adjusted for internal parity and individual factors across executives. We define total direct compensation as the sum of base salary, target annual cash bonus and the target grant value of LTI awards.
In October 2022, Meridian provided the Committee a market analysis that included information regarding compensation peer group executives’ base salaries, target annual bonus levels and the mix and level of long-term incentives. According to this analysis, competitiveness of Marathon Oil’s 2023 NEO compensation levels and long-term incentive values varied by individual, but generally were positioned at the lower end of the competitive market range.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 34

2023 EXECUTIVE COMPENSATION PROGRAM ELEMENTS
Our executive compensation program includes base salary, annual cash bonuses, LTI awards and other benefits and perquisites. By design, a significant portion of our executive officers’ overall compensation, including annual cash bonuses and LTI awards, is “performance-based,” and the opportunity to earn those awards is largely dependent on Company and individual performance. To further emphasize the importance of performance, in 2023, the Committee increased the total performance unit weighting from 50% to 60% of LTI awards for our NEOs.
The Committee determines a total compensation opportunity for each executive officer based on a review of compensation benchmarks from independent E&P companies, broader oil and gas companies and general industry, a review of our compensation philosophy and the Committee’s subjective judgment. Because the Committee does not set fixed percentages for each element of compensation, the mix may change over time as the competitive market moves, governance standards evolve or our business needs change.

89% of CEO’s total target direct compensation influenced by Company performance
Eighty-nine percent of our CEO’s 2023 total target direct compensation is influenced by the Company’s performance. The allocation of our compensation components, with a significant emphasis on LTI awards, aligns with the practices of our compensation peer group with reference to the broader industry. The following pie charts reflect the 2023 pay mix of total target direct compensation components for our CEO and other NEOs, respectively.

2023 TOTAL TARGET DIRECT COMPENSATION OVERVIEW
The Committee determined 2023 base salaries, target annual cash bonus opportunities and LTI awards in February 2023 and determined the payment of 2023 annual cash bonuses in January 2024, after 2023 business results were known and reviewed by internal audit.
To position NEO compensation levels closer to the 50th percentile of the compensation peer group, the Committee determined that all NEOs except Mr. Tillman would receive an increase in base salary and that all NEOs including Mr. Tillman would receive an increase in target LTI grant values. The following table summarizes the elements of total direct compensation the Committee awarded to our NEOs for 2023 as part of our regular compensation program. The amounts shown include the target opportunity for short-term incentives and target grant value for long-term compensation. These numbers differ from those shown in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Target LTI values reflect established compensation valuation methodologies that are similar to, but differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Target bonus opportunity does not reflect actual performance results.

35 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Name	2023 Base Salary(1)	Target Bonus Opportunity	LTI Award Target Value	Total Target Compensation
Mr. Tillman	$1,200,000	$1,800,000	$8,000,000	$11,000,000
Mr. Whitehead	$620,000	$558,000	$2,500,000	$3,678,000
Mr. Wagner	$520,000	$468,000	$2,000,000	$2,988,000
Mr. Henderson	$500,000	$450,000	$2,050,000	$3,000,000
Ms. Warnica	$475,000	$427,500	$1,750,000	$2,652,500
(1) 2023 Base Salary reflects salaries approved by the Committee in February 2023, effective March 1, 2023.
BASE SALARY
The primary purpose of base salary is to recognize and reward overall responsibilities, experience and established skills. In setting base salary, the Committee compares each NEO’s current salary to the competitive market ranges of E&P peers and broader general industry companies and considers each individual’s experience and expertise, the value and responsibility associated with the role and internal pay equity. The Committee does not use a formula to calculate base salary increases for NEOs.
In February 2023, the Committee reviewed base salaries and the considerations noted above. The Committee determined to make base salary increases for all NEOs, except for Mr. Tillman, as shown below, to bring total direct compensation levels closer to the 50th percentile of the compensation peer group.

Name	Base Salary as of January 1, 2023	Base Salary as of December 31, 2023
Mr. Tillman	$1,200,000	$1,200,000
Mr. Whitehead	$590,000	$620,000
Mr. Wagner	$500,000	$520,000
Mr. Henderson	$475,000	$500,000
Ms. Warnica	$450,000	$475,000
ANNUAL CASH BONUS
The Company maintains an annual cash bonus program that rewards executives for the Company’s achievement of short-term safety, environmental, financial and operational goals that bring an immediate focus on items that should positively impact long-term sustainability and stockholder value, as well as for their individual performance during the year. At the beginning of the year, the Committee determines a fixed target bonus opportunity for each executive, based on an observed range of market practices, as well as each executive’s experience, relative scope of responsibility, internal pay equity considerations and any other information the Committee deems relevant in its discretion. The executive can earn from 0% to 200% of the target bonus opportunity based on the Company’s performance against a scorecard of quantitative business metrics and qualitative objectives, as well as the individual’s performance. The Company also uses this same scorecard to determine bonus funding for other eligible employees across the Company. The scorecard conveys to employees the Company’s top priorities and collective business objectives for the entire organization.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 36

The Committee determined the 2023 annual cash bonus payout for each NEO based on its assessment of the following:
»    Quantitative Company performance metrics, weighted at 80%;
»    Qualitative Company performance objectives, weighted at 20%; and
»    Individual performance, including achievement of pre-established goals, leadership and ethics and overall value that the officer created for the Company.

OFFICER BONUS FRAMEWORK
[	Eligible Earnings	x	Bonus Target (as % of Base Salary)	=	Target Bonus Opportunity	]	x	Company Performance Score 80% Quantitative Performance 20% Qualitative Performance	x	Individual Performance Adjustment	=	Annual Bonus Payout
2023 Quantitative Performance Metrics
During the first quarter of 2023, the Committee established quantitative performance metrics for the bonus program, which collectively represent 80% of the total bonus award opportunity. Except for a 5% reduction to the Capital Discipline/FCF weighting and a 5% increase to the Financial Returns/Balance Sheet weighting, the Committee made no changes to these quantitative metrics from 2022, maintaining a focus on safety, the importance of measurable ESG metrics and financial leadership through differentiated capital efficiency, maintaining capital discipline and sustainable growth in cash flow per debt adjusted share. Selected financial performance metrics are fully consistent with the Company’s objective to deliver strong corporate returns and sustainable free cash flow.

Quantitative Performance Metrics Overview

Key Focus Area	Compensation Metric

Safety	Total Recordable Incident Rate (TRIR)

ESG Excellence	GHG Emissions Intensity

Capital Efficiency / FCF	Corporate FCF Breakeven

Capital Discipline / FCF	Reinvestment Rate

Financial Returns / Balance Sheet	Cash Flow per Debt Adjusted Share
The Committee determined the target level of performance for each metric by evaluating and considering multiple factors, such as performance achieved in the immediately preceding year, anticipated challenges for 2023, differentiated top tier performance based on relative strength of the 2023 Company business plan to performance peers based on consensus estimates, the operational and macroeconomic environment in which we operate and Company strategy. The Company set aggressive, competitive threshold, target and stretch goals to challenge our employees and drive stockholder value throughout the year. For the three quantitative financial metrics of enterprise breakeven, reinvestment rate and cash flow per debt adjusted share, consistent with the methodology used for 2022, target was set for 2023 based on the Company’s 2023 business plan at the 30-day monthly average strip pricing for the period beginning on December 12, 2022. The stretch goals for enterprise breakeven and reinvestment rate were also set to be the best of our performance peers. Stretch for

37 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

cash flow per debt adjusted share was set based on the Company’s 2023 business plan at $90 WTI pricing. The following table shows the methodology for setting the 2023 target and stretch goals for each quantitative metric.

Compensation Metric	Target Set Based On:	Stretch Set Based On:
TRIR	10% improvement over three-year TRIR average	Set at 10% improvement on the best in Company history
GHG Emissions Intensity	Company’s 2023 business plan	Top quartile of performance peers
Enterprise Breakeven & Reinvestment Rate	Company’s 2023 business plan at 30-day monthly average strip pricing for period beginning December 12, 2022	Best of performance peers
Cash Flow per Debt Adjusted Share	Company’s 2023 business plan at 30-day monthly average strip pricing for period beginning December 12, 2022	Company’s 2023 business plan at $90 WTI pricing
In early 2024, the Committee evaluated the Company’s 2023 performance against the quantitative metrics established early in 2023. The Company delivered record safety results, as measured by TRIR, with results better than the stretch goal. GHG emissions intensity results were better than the 2023 target, demonstrating strong environmental performance and achieving our 2025 goal for GHG intensity reduction two years ahead of plan. The Company achieved impressive operational and financial results during 2023. These achievements led to best in performance peer results for the quantitative financial metrics of enterprise breakeven and reinvestment rate. However, because the threshold and target goals were aggressive for these metrics given the commodity pricing assumed when the scorecard was initially established, the quantitative scorecard achievement was below threshold for enterprise breakeven and between threshold and target for reinvestment rate, notwithstanding the Company’s simultaneous achievement of the best in performance peer stretch goal for these metrics. An aggressive goal was also set for cash flow per debt adjusted share. Though the Company returned 41% of adjusted CFO to its stockholders, better than its minimum commitment of 40% of adjusted CFO, with the resulting distribution yield the best among its performance peers, the Company’s cash flow per debt adjusted share achievement was between threshold and target.
The following table shows the targets and weightings established for 2023 by the Committee and the performance achievement approved by the Committee in early 2024 (Performance Achieved) for each quantitative performance metric.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 38

Key Focus Area	Weight (% of Quantitative Component)	Performance Measure	Target	Performance Achieved	Result as % of Target	Weighted Payout
Safety	15	TRIR(1)	0.25	0.21	200%	30%
ESG Excellence	10	GHG Emissions Intensity(2)	15.8	14.4	121%	12%
Capital Efficiency / FCF	25	Enterprise Breakeven(3)(6)	$39	$46 (best in performance peers)	—%	—%
Capital Discipline / FCF	20	Reinvestment Rate(4)(6)	42%	49% (best in performance peers)	88%	18%
Financial Returns / Balance Sheet	30	Cash Flow per Debt Adjusted Share(5)(6)	$6.02	$5.49	92%	27%
			Total Payout of 80% Quantitative Bonus Opportunity			87%
			Weighted Payout of 80% Quantitative Bonus Opportunity			70%
(1) Calculated by dividing (a) the Occupational Safety and Health Administration (OSHA) recordable incidents multiplied by 200,000 by (b) the total number of exposure hours. This metric includes both Company employees and contractors and is applied to Company operated properties only.
(2) Total GHG emissions intensity excluding acquisitions and dispositions. GHG emissions intensity is defined as tonnes of CO2e on a weighted basis divided by production (mboe).
(3) Enterprise breakeven is the minimum WTI pricing needed to have free cash flow before dividend equal to zero. Other product pricings are held at strip pricing.
(4) Reinvestment rate is a non-GAAP measure for which a reconciliation to the comparable GAAP measure is included in Annex A. Reinvestment rate is calculated by dividing capital spend (defined as development capital plus resources capture spend) by operating cash flow before working capital.
(5) Cash flow per debt adjusted share is calculated by dividing cash flow (defined as operating cash flow before working capital plus net interest after tax) by total shares including debt shares (debt shares are the average net debt during a calendar year divided by the average stock price, or simply equitizing debt). Cash flow per debt adjusted share is a non-GAAP measure for which there is no GAAP equivalent.
(6) Target is based off the 2023 business plan at the 30-day monthly average strip pricing (December 12th through January 13th) - 2023 WTI: $76.14, Mt. Belvieu: $24.39, HH: $4.51, TTF: $29.74. Cash flow per share target utilizes the same 30-day average stock price (December 12th through January 13th) of $26.98 to calculate debt shares.
2023 Qualitative Objectives
After assessing the Company’s quantitative performance metrics, the Committee evaluated qualitative objectives, representing 20% of the total bonus award opportunity. The Committee evaluated objectives and achievements not considered by the quantitative metrics, such as ESG commitments and other prevailing business priorities. The Committee considered, among other things, the following Company achievements and execution of progressive business actions during 2023:
»    Generated approximately $2.2 billion of adjusted free cash flow.
»    Returned 41% of adjusted CFO to stockholders in 2023.
»    Distributed $1.7 billion to stockholders.
»    Executed $1.5 billion of share repurchases, driving a 9% reduction to our outstanding shares of common stock.

39 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

»    Increased our per share base dividend 22% from the year-end 2022 level, with no impact on our peer-leading post dividend free cash flow breakeven.
»    Reduced gross debt by $500 million, further strengthening our investment grade balance sheet.
»    Successfully integrated Ensign into the Eagle Ford asset team.
»    Delivered impressive commercial achievements in E.G., including signing an HOA with the Republic of E.G. and our partner to progress the development of the E.G. Regional Gas Mega Hub. In addition, we entered into a five-year firm LNG sales agreement indexed to global LNG pricing (in contrast to the legacy Henry Hub linked contract) for a portion of our equity natural gas produced from Alba Field (Alba Unit, MRO 64% working interest), effective January 1, 2024, which is expected to drive significant improvement in 2024 financial performance for our E.G. Integrated Gas Business.
»    Achieved full year 2023 oil and oil-equivalent production of 190,000 net bopd and 405,000 net boed.
»    Improved our gas capture rate to 99.5%.
»    Strategically invested to build healthier, safer, more resilient and stronger local communities.
The successful achievement of these qualitative objectives, along with the achievement of performance peer-leading results in enterprise breakeven and reinvestment rate, produced an impressive year that delivered strong financial outcomes and drove differentiated execution.
Upon review of these achievements, the Committee concluded that the Company had achieved maximum overall qualitative performance, resulting in a 40% weighted payout score for the qualitative bonus opportunity.
2023 Combined Company Performance Factor

Component	Weight (%)	Weighted Payout (% of target)
Quantitative	80	70
Qualitative	20	40
Weighted Company Performance Factor		110
2023 Individual Performance
The Committee maintains discretion to adjust individual cash bonuses to recognize critical performance factors and accomplishments that may not have been fully considered in the performance score calculation. An individual performance adjustment of 115% was applied for Mr. Wagner based on his key contributions to the successful Ensign acquisition and subsequent integration and the successful marketing of a large portion of our equity LNG from Equatorial Guinea under a new five-year sales agreement. The Ensign acquisition added significant high return, high working interest inventory to our core Eagle Ford position that was accretive to the Company’s overall inventory life. The pricing structure for the LNG sales agreement is linked to global LNG pricing and offers significant value uplift relative to the legacy Henry Hub linked contract, further strengthening our integrated gas business in Equatorial Guinea and positioning the Company for the next phase of opportunities to advance the E.G. Regional Gas Mega Hub.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 40

Annual Cash Bonus Payouts Earned for 2023
Taking into consideration the Company’s quantitative and qualitative performance, the Committee determined actual bonus payments earned for 2023 performance, as shown below.

	Bonus Eligible Earnings	Bonus Target	Target Bonus Opportunity	Company Performance Factor(1)	Individual Performance Adjustment(1)	Actual Bonus Payout
Mr. Tillman	$1,200,000	150%	$1,800,000	110%	100%	$1,980,000
Mr. Whitehead	$614,577	90%	$553,119	110%	100%	$608,431
Mr. Wagner	$516,327	90%	$464,694	110%	115%	$587,838
Mr. Henderson	$495,505	90%	$445,955	110%	100%	$490,550
Ms. Warnica	$470,409	90%	$423,368	110%	100%	$465,705
(1) See “2023 Quantitative Performance Metrics”, “2023 Qualitative Objectives” and “2023 Individual Performance” for details regarding the Company performance factor and individual performance adjustment determinations.

LONG-TERM INCENTIVES
Long-term incentive, or LTI, awards align the interests of NEOs and stockholders over the long term and are intended to represent the largest portion of the NEO’s total direct compensation. LTI is designed to incentivize executives to achieve strategic goals that will maximize long-term stockholder value and encourage retention through continued service requirements. These awards assist NEOs in establishing and maintaining significant equity ownership and place a meaningful portion of compensation at risk based on our common stock price performance. The Committee increased the total performance unit award weighting from 50% to 60% in 2023 and believes this allocation spreads performance risk and eliminates overreliance on a single performance metric. The 2023 LTI program consists of three vehicles, all denominated in shares of our common stock, including:
» Free cash flow based performance unit awards (FCF PSUs), which comprise 30% of the award mix;
» Relative TSR based performance unit awards (TSR PSUs), which comprise 30% of the award mix; and
» Restricted Stock Units (RSUs), which comprise 40% of the award mix.
The Committee awards LTI based on a target award value that reflects competitive market data, each NEO’s performance and each NEO’s target total compensation. LTI awards are currently granted under the Marathon Oil Corporation 2019 Incentive Compensation Plan, or 2019 ICP, which is the Company’s omnibus, stockholder- approved incentive compensation plan.
Each year, the Committee approves target award values at its regularly scheduled February meeting. The grant date is aligned with the grant date for awards to other eligible employees, which is typically March 1 of each year. The actual LTI compensation realized by each NEO generally depends on the price of the underlying shares of common stock at the time of vesting and, in the case of performance units, our performance relative to the respective performance metric (TSR relative to that of our performance peer group for the TSR PSUs, which includes industry peers and two indices as described further below, and our generation of free cash flow for the FCF PSUs as described further below).
2023 Long-Term Incentive Awards
Based on the factors described above, the Committee awarded LTI with a grant date of March 1, 2023, to each NEO. The table below lists the target grant LTI value, reflecting the aggregate of FCF PSUs, TSR PSUs and RSUs, for each NEO. Target LTI values reflect established compensation valuation methodologies that are similar to, but differ from, the methodologies used for accounting purposes as reflected in the Summary Compensation Table and the Grants of Plan-Based Awards Table. Additional information about each LTI award, including the number of shares subject to each award, is shown in the Grants of Plan-Based Awards Table.

41 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

Total 2023 LTI Awards Target Value
Name	Annual Target
Mr. Tillman	$8,000,000
Mr. Whitehead	$2,500,000
Mr. Wagner	$2,000,000
Mr. Henderson	$2,050,000
Ms. Warnica	$1,750,000
FCF Performance Units
The FCF performance unit awards are designed to focus NEOs on generating sustainable free cash flow across a wide range of commodity prices, which enables the Company to support our objective of returning cash back to stockholders. For purposes of these awards, free cash flow is calculated before dividends and is determined as follows: net cash provided by operating activities adjusted for working capital, less capital expenditures and includes EG LNG return of capital and other. It will be modified to exclude the impact, whether positive or negative, of any major acquisition or disposition, as determined by the Committee. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. FCF performance units are denominated in shares and earned as set forth below and, if earned, will be paid in cash.
2023 FCF Performance Units
In March 2023, the Committee awarded the NEOs FCF performance units that will vest based on cumulative free cash flow for the two-year performance period ending December 31, 2024. The percentage of units that can be earned ranges from 0% to 200% of the units granted based on the payout table below, and subject to certain continued employment requirements.

FCF Performance Targets (in millions)(1)	% of Target PSUs Earned
FCF ≥ $7,084	200%
FCF of $5,153	100%
FCF of $2,577	50%
FCF of $386	20%
FCF < $386	0%
(1) FCF Performance Targets rounded to the closest million. Payout percentages for free cash flow values between $386 million and $7,084 million to be determined using linear interpolation between 20% and 200% of target, with a target payout at a free cash flow of $5,153 million.
During the performance period, if cumulative free cash flow of $2,577 million is achieved, based on a quarterly assessment, 50% of target units will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the quarter in which cumulative free cash flow of $2,577 million is achieved. If cumulative free cash flow of $5,153 million is achieved during the performance period, based on a quarterly assessment, an additional 50% of target units (or 100% of target units if cumulative free cash flow of $2,577 million is achieved during the same quarter) will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the quarter in which cumulative free cash flow of $5,153 million is achieved.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 42

At the end of the performance period, if cumulative free cash flow achieved during the performance period is less than $2,577 million, any earned units (i.e., less than 50% of target) will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the performance period. If, at the end of the performance period, cumulative free cash flow achieved is greater than $5,153 million, any incremental units earned greater than target, up to a maximum of 200%, will have their value determined based on the average of the daily closing price of a share of our common stock during the final thirty calendar days ending on the last trading day of the performance period.
After completion of the performance period, earned awards are paid in cash with the final cash value determined by the number of units granted multiplied by the vesting percentage, with vested units valued based on the valuation determination described above. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period.
2022 FCF Performance Units
For the FCF performance units granted in March 2022, with a performance period ending December 31, 2023, we achieved cumulative free cash flow of $6,128,882,000, which equated to a vesting percentage of 200%. In accordance with the award terms at the time of grant, 50% of targeted units were valued at $24.81 per unit, an additional 50% of units were valued at $26.77 per unit and the final 100% of units were valued at $24.45 per unit. In January 2024, the Committee determined the final payout values for each NEO, and the payouts (excluding the dividend equivalents also paid under the awards) were $3,292,227; $1,262,029; $823,032; $740,739; and $658,445 for each of Messrs. Tillman, Whitehead, Wagner and Henderson and Ms. Warnica, respectively.
TSR Performance Units
The Committee believes that a performance unit award based on TSR relative to the broader market and industry peer companies aligns pay and Company performance. The performance peer group shown below includes the S&P 500 Index, the S&P 500 Energy Index and select industry peers. TSR is determined by adding the sum of stock price appreciation or reduction per share, plus cumulative dividends per share for the performance period, and dividing that total by the beginning stock price per share. For purposes of this calculation, the beginning and ending stock prices are the averages of the closing stock prices for the ninety calendar days immediately preceding the beginning and ending dates of the performance period. The Committee generally has sole and absolute discretion to reduce the final payment associated with any performance unit award as it may deem appropriate. TSR performance units, if earned, will be paid in shares of our common stock.

43 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

2023 TSR Performance Units
In March 2023, the Committee awarded the NEOs performance units that will vest based on TSR for the three-year performance period ending December 31, 2025, relative to the 2023 performance peer group.

2023 Performance Peer Group for LTI(1)
APA Corporation	Murphy Oil Corporation
Chesapeake Energy Corporation	Ovintiv Inc.
Devon Energy Corporation	S&P 500 Index
Diamondback Energy, Inc.	S&P 500 Energy Index
EOG Resources, Inc.
(1) Hess Corporation (Hess) and Pioneer Natural Resources Company (Pioneer) have been removed from the 2023 performance peer group due to the announcements that these companies are being acquired by Chevron Corporation and ExxonMobil, respectively.

The percentage of units that can be earned ranges from 0% to 200% of the units granted based on the payout table below. Each NEO will receive vested shares of our common stock equal to the number of units granted multiplied by the payout percentage. Dividend equivalents accrue and are paid in cash based on the number of shares earned at the end of the performance period.

MRO TSR Ranking	% of Target PSUs Earned
Ranked 1st or 2nd in performance peer group	200%
Ranked 3rd through 7th in performance peer group	Between 200% and 35%(1)
Ranked 8th in performance peer group	35%
Ranked 9th or 10th in performance peer group	0%
(1) Determined using linear interpolation.
If there is an announcement during the performance period of an event that if completed would result in a peer group member either ceasing to exist or no longer being a company for which TSR can be calculated from publicly available information, then upon such announcement, that peer group member is removed from the performance peer group for LTI. The payout percentages for the top two peers, third peer from the bottom and the bottom two peers maintain the vesting percentages of 200%, 35% and 0%, respectively, and the remaining peer group percentages will be determined using linear interpolation between 35% and 200% for the smaller performance peer group. Since the time of the grant, the performance peer group has reduced from 12 to 10 peers (including the Company) due to the acquisition announcements of Hess and Pioneer, in accordance with the award agreement terms.
2022 TSR Performance Units
The TSR performance units granted in March 2022 have a performance period end date of December 31, 2024. These awards, if earned, are paid in shares of our common stock, except for accrued dividend equivalents, which are paid in cash. The percentage of units that can be earned ranges from 0% to 200% of the units granted based on terms similar to those described above for the 2023 TSR performance units, as further detailed in the applicable award agreements.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 44

2021 TSR Performance Units
For the performance period ending December 31, 2023, we ranked 1 out of 9 peers. Since the time of grant, due to merger and acquisition activity, Cimarex Energy Co. is no longer an existing company. Continental Resources, Inc. completed a take-private transaction, and Hess and Pioneer have also announced that they will be acquired. Therefore, these companies have been removed from the peer group for the applicable performance period in accordance with the award agreement terms. The payout percentages for each ranking were recalibrated over the 9 peers. In January 2024, the Committee certified the final number of vested shares of common stock for each NEO for the performance period ending December 31, 2023. The vested shares of common stock were 267,856; 83,704; 66,964; 53,570 and 44,642 for each of Messrs. Tillman, Whitehead, Wagner and Henderson and Ms. Warnica, respectively.
Restricted Stock Units
The Committee awards RSUs for diversification of the LTI award mix, for consistent alignment between executives and stockholders and for retention purposes. RSUs provide recipients with the opportunity for capital accumulation, leading to retention and stock ownership and a more predictable long-term incentive value than is provided by performance units or stock options.
RSUs awarded in 2023 generally vest in one-third increments over a three-year vesting period. RSUs, if earned, will be paid in shares of our common stock. Prior to vesting, recipients receive dividend equivalents on the RSUs and do not have voting rights during the vesting period.
OTHER BENEFITS
Perquisites
We offer limited perquisites to our NEOs. We believe these perquisites are reasonable, particularly because the cost of these benefits constitutes a small percentage of each NEO’s total compensation. The Committee assesses these perquisites at least annually as part of its total competitive review of executive compensation. We do not provide any tax gross-ups on these perquisites. The perquisites available to our NEOs include reimbursement for certain tax, estate and financial planning services up to $15,000 per year in 2023, an enhanced annual physical examination and a Company-provided car service for our CEO. Limited personal use of Company chartered aircraft is available to our NEOs. Family members and guests may also accompany officers on business travel. Any aggregate incremental cost to the Company resulting from the personal use of Company chartered aircraft would be included in the “All Other Compensation” column of the Summary Compensation Table. Our NEOs also participate in the health, retirement and matching gift programs and other benefit plans generally available to our U.S. employees.
See the “All Other Compensation” column of the Summary Compensation Table and the footnotes following the Summary Compensation Table for additional details concerning the perquisites provided to our NEOs in 2023.
Retirement Benefits
We offer our NEOs the opportunity to provide for retirement through four plans.
»    Marathon Oil Company Thrift Plan (Thrift Plan) – A tax-qualified 401(k) plan.
»    Retirement Plan of Marathon Oil Company (Retirement Plan) – A tax-qualified defined benefit pension plan.
»    Excess Benefit Plan (Excess Plan) – A nonqualified plan allowing employees to accrue benefits above the tax limits, with components attributable to both the Thrift Plan and the Retirement Plan.

45 MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS

»    Marathon Oil Company Deferred Compensation Plan (Deferred Compensation Plan) – A nonqualified plan that grows when an NEO accrues benefits above the tax limits in the Thrift Plan or when an NEO defers a portion of his or her eligible compensation.
The Thrift Plan and the Retirement Plan are broad-based plans that are open to all eligible employees of the Company. Benefits payable under our qualified and nonqualified plans are described in more detail in “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
We also currently sponsor retiree health programs for a broad-based group of employees, including the NEOs hired before 2017, who also meet certain eligibility requirements. As of March 25, 2024, Mr. Tillman and Mr. Henderson are the only NEOs who have met these eligibility requirements.
Change in Control and Severance Benefits
Our NEOs do not have employment agreements but are eligible for change in control termination benefits under the Marathon Oil Corporation Officer Change In Control Severance Plan (Change in Control Plan), as described under “Potential Payments upon Termination or Change in Control.” We believe these change in control benefits are necessary to attract and retain talent within our industry, ensure continuity of management in the event of a change in control and provide our NEOs with the security to make decisions that are in the best interests of stockholders.
Our Board may exercise discretion to make severance payments to executives on a case-by-case basis. We have a policy requiring that our Board seek stockholder approval or ratification of certain severance agreements (not including the Change in Control Plan) for senior executive officers that would require payment of certain cash severance benefits exceeding 2.99 times the officer’s base salary plus the most recent annual cash bonus paid.
STOCK OWNERSHIP REQUIREMENTS
All our officers who are “executive officers” for purposes of Section 16 of the Exchange Act are subject to our stock ownership requirements, which are intended to reinforce the alignment of interests between our officers and stockholders.

EXECUTIVE OFFICER STOCK OWNERSHIP REQUIREMENTS		CEO’s actual stock ownership over 15 x base salary
Position	Multiple of Base Salary
Chief Executive Officer	6
Executive Vice Presidents	4
Senior Vice Presidents	2
Vice Presidents	2
Executive officers have five years from their respective appointment or promotion dates to achieve the designated stock ownership level. The Committee reviews each executive officer’s progress toward the requirements during the first quarter of each year to determine whether the market value of shares, including the value of unvested shares and RSUs, satisfies our requirements. Stock options and performance units are not counted as shares owned in measuring stock ownership. Executive officers who do not hold the required level of stock ownership must hold the shares they receive upon vesting of restricted stock, RSUs or exercise of stock options (after payment of exercise prices and after taxes) until they have met their requirement. As of March 25, 2024, each NEO meets the requisite threshold. To ensure that they bear the full risks of stock ownership, our officers, including our executive officers, are prohibited from engaging in hedging transactions related to our stock.

MARATHON OIL | COMPENSATION DISCUSSION AND ANALYSIS 46

TAX CONSIDERATIONS
The Committee considers the tax effects to both the Company and the NEOs when making executive compensation decisions. While the Committee endeavors to deliver compensation in a tax efficient manner, the Committee’s priority is to provide performance-based and competitive compensation. Therefore, some compensation paid to NEOs is not deductible due to the limitations imposed by Section 162(m) of the Internal Revenue Code, which limits the deduction that we can take to $1 million per “covered employee” each year.

EXECUTIVE COMPENSATION
The following table summarizes the total compensation for each NEO for the years shown.
SUMMARY COMPENSATION TABLE

Name and Principal Position	Year	Salary ($)	Bonus ($)	Stock Awards(1) ($)	Option Awards(1) ($)	Non‑ Equity Incentive Plan Compen- sation(2) ($)	Change in Pension Value and Nonqualified Deferred Compensation Earnings(3) ($)	All Other Compensation(4) ($)	Total ($)
Lee M. Tillman	2023	1,200,000	—	8,668,144	—	1,980,000	597,888	384,190	12,830,222
Chairman, President and Chief Executive Officer	2022	1,200,000	—	6,732,575	—	3,060,000	553,804	385,304	11,931,683
	2021	1,197,923	—	7,849,531	—	3,456,010	265,159	228,669	12,997,292
Dane E. Whitehead	2023	614,577	—	2,708,781	—	608,431	162,458	137,273	4,231,520
Executive Vice President and Chief Financial Officer	2022	590,000	—	2,580,829	—	902,700	136,885	132,993	4,343,407
	2021	589,092	—	2,452,957	—	1,019,530	95,375	89,364	4,246,318
Patrick J. Wagner	2023	516,327	—	2,166,973	—	587,838	150,078	126,764	3,547,980
Executive Vice President, Corporate Development and Strategy	2022	500,000	—	1,683,110	—	765,000	114,582	133,815	3,196,507
	2021	499,135	—	1,962,380	—	864,010	86,931	86,914	3,499,370
Michael A. Henderson	2023	495,505	—	2,221,184	—	490,550	157,631	106,622	3,471,492
Executive Vice President, Operations	2022	475,000	—	1,514,798	—	726,750	63,564	110,515	2,890,627
	2021	469,942	—	1,569,880	—	813,410	69,298	72,690	2,995,220
Kimberly O. Warnica	2023	470,409	—	1,896,110	—	465,705	99,396	102,277	3,033,897
Executive Vice President, General Counsel and Secretary	2022	441,034	—	1,346,510	—	674,781	72,441	89,584	2,624,350
	2021	384,616	—	1,308,233	—	553,850	36,067	48,021	2,330,787
(1)    These columns reflect the aggregate grant date fair values calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. Assumptions used in the calculation of these amounts are included in footnote 16, footnote 18 and footnote 19 to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, respectively. For 2023, 2022 and 2021, the Stock Awards column also includes the grant date fair value of the share-denominated performance units granted in March 2023, March 2022 and March 2021, respectively. TSR performance unit grants made in March 2023, March 2022 and March 2021 will be share settled and FCF performance unit grants made in March 2023, March 2022 and March 2021 will be settled in cash. The value ultimately realized by the officers upon the actual vesting of the awards may or may not be equal to this determined value, as these awards are subject to market conditions and have been valued based on an assessment of the market conditions as of the grant date. The maximum (200%) payouts for the 2023 performance units using the December 29, 2023 closing stock price of $24.16 would be: for Mr. Tillman, $8,993,222; for Mr. Whitehead, $2,810,388; for Mr. Wagner, $2,248,233; for Mr. Henderson, $2,304,477 and for Ms. Warnica, $1,967,204. See the “Grants of Plan-Based Awards Table” and “Long-Term Incentives” for further detail on our performance unit program.
(2)    This column reflects annual cash bonus payments, determined by the Committee and paid in the first quarter of the following year respectively, pursuant to the Company’s annual cash bonus program. These awards are discussed in further detail in our Compensation Discussion and Analysis under “Annual Cash Bonus.”

47 MARATHON OIL | EXECUTIVE COMPENSATION

(3)    This column reflects the annual change in accumulated benefits under our retirement plans. See “Post-Employment Benefits” for more information about our defined benefit plans and the assumptions used in calculating these amounts. No deferred compensation earnings are reported in this column because our non-qualified deferred compensation plans do not provide above-market or preferential earnings.
(4)    The following table describes each component of the “All Other Compensation” column for 2023 in the Summary Compensation Table. For additional information regarding perquisites, see “Perquisites” in our Compensation Discussion and Analysis.

Name	Company Physicals(a) ($)	Tax & Financial Planning(b) ($)	Misc.(c) ($)	Company Contributions to Defined Contribution Plans(d) ($)	Matching Contributions(e) ($)	Total All Other Compensation ($)
Mr. Tillman	1,072	15,000	52,808	295,800	19,510	384,190
Mr. Whitehead	1,072	15,000	—	106,209	14,992	137,273
Mr. Wagner	1,072	15,000	—	89,693	20,999	126,764
Mr. Henderson	1,072	15,000	—	85,558	4,992	106,622
Ms. Warnica	1,072	15,000	—	80,163	6,042	102,277
(a)    All regular employees in the United States, including our NEOs, are eligible to receive annual physical and wellness incentives. However, officers may receive an enhanced physical under the executive physical program. This column reflects the average incremental cost of the executive physical program. Due to Health Insurance Portability and Accountability Act confidentiality requirements, we do not disclose actual use of this program by individual officers.
(b)    This column reflects reimbursement for professional advice related to tax, estate and financial planning. The maximum annual benefit for 2023 is $15,000, and reimbursements are attributed to the calendar year in which services are performed. Due to processing delays, the actual amount reimbursed to an officer may exceed $15,000 in a given year.
(c)    For Mr. Tillman, this column reflects access to a Company-provided car service based on cost to the Company. This benefit is offered to Mr. Tillman to allow the efficient use of his time and to provide safe transportation given the demands of his role, including travel, after hours/weekend obligations and extended work hours. We provide access to this benefit because we believe that the cost is outweighed by the convenience, increased safety and efficiency that it offers. This column would also reflect the aggregate incremental cost to the Company resulting from any permitted limited personal use of Company chartered aircraft by NEOs. However, no NEOs used Company chartered aircraft for this purpose in 2023. In limited circumstances, family members were allowed to accompany officers on Company chartered aircraft for business travel. However, this did not result in an aggregate incremental cost to the Company in 2023.
(d)    This column reflects amounts contributed by us under the Thrift Plan and related non-qualified deferred compensation plans. See “Post-Employment Benefits” and “Nonqualified Deferred Compensation” for more information about the non-qualified plans.
(e)    The amounts shown represent contributions made on behalf of the NEOs for 2023 contributions under our matching gifts programs for universities and approved not-for-profit charities.

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GRANTS OF PLAN-BASED AWARDS IN 2023
The following table provides information about all plan-based awards in 2023, including RSUs and performance units granted to each NEO during 2023 and the potential payout opportunity established for the 2023 annual cash bonus program. The awards listed in the table were granted under the 2019 ICP and are described in more detail in “Compensation Discussion and Analysis.”

				Estimated Future Payouts Under Non‑Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards(2)			All Other Stock Awards: Number of Shares of Stock or Units(2) (#)	Grant Date Fair Value of Stock and Option Awards(3) ($)
Name	Type of Award	Approval Date	Grant Date	Threshold ($)	Target ($)	Maximum ($)	Threshold (#)	Target (#)	Maximum (#)
Lee M. Tillman	Annual Cash Bonus			720,000	1,800,000	3,600,000
	TSR PSUs	02/22/23	03/01/23				32,571	93,059	186,118		3,068,155
	FCF PSUs	02/22/23	03/01/23				18,612	93,059	186,118		2,399,992
	RSUs	02/22/23	03/01/23							124,079	3,199,997
Dane E. Whitehead	Annual Cash Bonus			221,248	553,119	1,106,238
	TSR PSUs	02/22/23	03/01/23				10,178	29,081	58,162		958,801
	FCF PSUs	02/22/23	03/01/23				5,816	29,081	58,162		749,999
	RSUs	02/22/23	03/01/23							38,774	999,981
Patrick J. Wagner	Annual Cash Bonus			185,878	464,694	929,388
	TSR PSUs	02/22/23	03/01/23				8,142	23,264	46,528		767,014
	FCF PSUs	02/22/23	03/01/23				4,653	23,264	46,528		599,979
	RSUs	02/22/23	03/01/23							31,019	799,980
Michael A. Henderson	Annual Cash Bonus			178,382	445,955	891,910
	TSR PSUs	02/22/23	03/01/23				8,346	23,846	47,692		786,203
	FCF PSUs	02/22/23	03/01/23				4,769	23,846	47,692		614,988
	RSUs	02/22/23	03/01/23							31,795	819,993
Kimberly O. Warnica	Annual Cash Bonus			169,347	423,368	846,736
	TSR PSUs	02/22/23	03/01/23				7,125	20,356	40,712		671,137
	FCF PSUs	02/22/23	03/01/23				4,071	20,356	40,712		524,981
	RSUs	02/22/23	03/01/23							27,142	699,992
(1)    This column shows potential payout opportunity established for the 2023 performance period under the Company’s annual cash bonus program. The actual amounts paid to each NEO under the program for 2023 are disclosed in the Summary Compensation Table.
(2)    Performance units and RSUs, discussed under “Long-Term Incentive Awards,” are denominated as an equivalent of one share of our common stock and, if earned, TSR performance units and RSUs are paid in stock and FCF performance units are paid in cash.
(3)    The amounts shown in this column reflect the total grant date fair values of RSUs and performance units calculated in accordance with generally accepted accounting principles in the United States regarding stock compensation. The value ultimately realized by each NEO upon the actual vesting of the award(s) may or may not be equal to this determined value. Valuation assumptions used in the calculation of these amounts are included in footnote 16 to our consolidated financial statements in our annual report on Form 10-K for the year ended December 31, 2023. See “Long-Term Incentives” for more information about RSUs and performance unit awards.

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OUTSTANDING EQUITY AWARDS AT 2023 FISCAL YEAR-END
The following table provides information about the outstanding equity awards held by each NEO as of December 31, 2023.

	Option Awards			Stock Awards
	Number of Securities Underlying Unexercised Options			Restricted Stock Units			Equity Incentive Plan Awards (Performance Units)
Name	Exercisable (#)	Option Exercise Price ($)	Option Expiration Date	Number of Shares of Stock or Units that Have Not Vested (#)		Market Value of Shares of Stock or Units that Have Not Vested ($) (9)	Number of Unearned Shares, Units or Other Rights that Have Not Vested (#)		Market or Payout Value of Unearned Shares, Units or Other Rights that Have Not Vested ($) (10)
Lee M. Tillman
	330,189	34.03	2/25/2024	89,286	(1)	2,157,150	267,856	(4)	6,471,401
	256,591	29.06	2/25/2025	87,374	(2)	2,110,956	131,060	(5)	3,166,410
				124,079	(3)	2,997,749	131,060	(6)	3,166,410
							186,118	(7)	4,496,611
							186,118	(8)	4,496,611

Dane E. Whitehead
				27,902	(1)	674,112	83,704	(4)	2,022,289
				33,494	(2)	809,215	50,240	(5)	1,213,798
				38,774	(3)	936,780	50,240	(6)	1,213,798
							58,162	(7)	1,405,194
							58,162	(8)	1,405,194

Patrick J. Wagner
	56,883	35.91	5/9/2024	22,322	(1)	539,300	66,964	(4)	1,617,850
	35,150	29.06	2/25/2025	21,844	(2)	527,751	32,764	(5)	791,578
				31,019	(3)	749,419	32,764	(6)	791,578
							46,528	(7)	1,124,116
							46,528	(8)	1,124,116

Michael A. Henderson
	15,876	34.90	4/7/2024	17,857	(1)	431,425	53,570	(4)	1,294,251
	13,889	10.47	2/19/2030	19,659	(2)	474,961	29,488	(5)	712,430
				31,795	(3)	768,167	29,488	(6)	712,430
							47,692	(7)	1,152,239
							47,692	(8)	1,152,239

Kimberly O. Warnica
				14,881	(1)	359,525	44,642	(4)	1,078,551
				17,475	(2)	422,196	26,212	(5)	633,282
				27,142	(3)	655,751	26,212	(6)	633,282
							40,712	(7)	983,602
							40,712	(8)	983,602
(1) Shares of RSUs vest, subject to certain exceptions (as described under “Potential Payments upon Termination or Change in Control”), in March 2024.
(2) Shares of RSUs vest in one-half increments, subject to certain exceptions (as described under “Potential Payments upon Termination or Change in Control”), in March 2024 and 2025.
(3) Shares of RSUs vest in one-third increments, subject to certain exceptions (as described under “Potential Payments upon Termination or Change in Control”), in March 2024, 2025 and 2026.

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(4) Share-based TSR performance units granted in 2021, which have a performance period of January 1, 2021, to December 31, 2023. Awards are reflected assuming maximum (200%) performance.
(5) Share-based TSR performance units granted in 2022, which have a performance period of January 1, 2022, to December 31, 2024. Awards are reflected assuming maximum (200%) performance.
(6) Share-based FCF performance units granted in 2022, which have a performance period of January 1, 2022, to December 31, 2023. Awards are reflected assuming maximum (200%) performance.
(7) Share-based TSR performance units granted in 2023, which have a performance period of January 1, 2023, to December 31, 2025. Awards are reflected assuming maximum (200%) performance.
(8) Share-based FCF performance units granted in 2023, which have a performance period of January 1, 2023, to December 31, 2024. Awards are reflected assuming maximum (200%) performance.
(9) This column reflects the value of unvested RSUs using a December 29, 2023, closing stock price of $24.16.
(10) This column reflects the value of awards under our performance unit program, using a December 29, 2023, closing stock price of $24.16. These estimated payouts are not necessarily indicative of actual payout at the end of the performance period.
OPTION EXERCISES AND STOCK VESTED IN 2023
The following table provides information about the value realized by the NEOs on option award exercises and stock vesting during 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise(1) ($)	Number of Shares Acquired on Vesting(2) (#)	Value Realized on Vesting(3) ($)
Lee M. Tillman	159,722	2,697,273	1,213,626	31,651,566
Dane E. Whitehead	43,403	719,500	349,220	9,056,360
Patrick J. Wagner	34,722	589,948	276,899	7,181,201
Michael A. Henderson	—	—	151,933	3,822,183
Kimberly O. Warnica	—	—	68,260	1,573,487
(1)    This column reflects the actual pre-tax income realized by NEOs upon exercise of stock options, which, in each case, is the fair market value of the shares on the exercise date less the grant price.
(2)    Included in this column are the vesting of restricted stock/units, as well as the following vested performance units that were settled in stock: for Mr. Tillman, 549,187; for Mr. Whitehead, 149,235; for Mr. Wagner, 119,387; and for Mr. Henderson, 47,755.
(3)    Calculated based on the fair market value of the shares on the vesting date and includes the following cash payments for dividend equivalents on vested performance units: for Mr. Tillman, $452,456; for Mr. Whitehead, $128,408; for Mr. Wagner, $102,726; for Mr. Henderson, $54,483; and for Ms. Warnica, $22,321.
POST-EMPLOYMENT BENEFITS
Marathon Oil offers NEOs the opportunity to save for retirement as follows:
»    Marathon Oil Company Thrift Plan, or Thrift Plan: a tax-qualified 401(k) plan that currently provides for company matching contributions of up to 7% of eligible earnings.
»    Retirement Plan of Marathon Oil Company, or Retirement Plan: a tax qualified defined benefit pension plan.

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»    Marathon Oil Company Excess Benefit Plan, or Excess Plan: a nonqualified plan. The defined benefit portion allows participants to accrue benefits above the defined benefit tax limits, and the defined contribution portion allows participants to accrue benefits above the defined contribution tax limits.
»    Marathon Oil Company Deferred Compensation Plan, or Deferred Compensation Plan: a nonqualified plan allowing participants to defer a portion of their compensation and accrue benefits above the Thrift Plan tax limits.
All plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement.
See “Nonqualified Deferred Compensation” below for additional information on the Deferred Compensation Plan and the defined contribution portion of the Excess Plan.
Retirement Plan
In general, all regular full-time and part-time employees in the United States are eligible to participate in the Retirement Plan as of their date of hire.
Benefit accruals are determined under a cash-balance formula, under which plan participants receive pay credits each year equal to a percentage of eligible compensation based on their plan points. Plan points equal the sum of a participant’s age and cash-balance service. Participants with fewer than 50 points receive a 7% pay credit percentage; participants with 50 to 69 points receive a 9% pay credit percentage; and participants with 70 or more points receive an 11% pay credit percentage. Participants are also credited with interest at a rate based on the 30-year Treasury rate with a 3.00% minimum, which in 2023 was 3.58%.
For 2023, Messrs. Tillman and Henderson received pay credits equal to 11% of eligible compensation, and Messrs. Whitehead and Wagner and Ms. Warnica received pay credits equal to 9% of eligible compensation.
Normal retirement age under the Retirement Plan is age 65. Retirement Plan benefits include various annuity and installment options and a lump sum distribution option.
We have not granted years of service in addition to the service recognized under the terms of our qualified retirement plans (applicable to a broad-based group of employees) to any NEO for purposes of retirement benefit accruals.
Excess Plan - Defined Benefit Portion
The Excess Plan for certain highly compensated employees, including our NEOs, provides benefits that participants would have received under our tax-qualified Retirement Plan but for certain Internal Revenue Code limitations. Eligible compensation under the Excess Plan includes deferred compensation contributions made by NEOs. The Excess Plan also provides an enhancement for officers based on the three highest bonuses earned during their last ten years of employment, instead of the consecutive bonus formula in place for non-officers. Distributions under the Excess Plan are paid in a lump sum following separation from service.

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Pension Benefits Table
The following table shows the actuarial present value of accumulated benefits payable to each NEO under the Retirement Plan and the defined benefit portion of the Excess Plan as of December 31, 2023. These values have been determined using actuarial assumptions consistent with those used in our financial statements.

Name	Plan Name	Number of Years of Credited Service (1) (#)	Present Value of Accumulated Benefit (2) ($)	Payments During Last Fiscal Year ($)
Lee M. Tillman	Retirement Plan	10.42	337,114	—
	Excess Benefit Plan	10.42	3,074,160	—
Dane E. Whitehead	Retirement Plan	6.83	196,610	—
	Excess Benefit Plan	6.83	583,405	—
Patrick J. Wagner	Retirement Plan	9.75	286,205	—
	Excess Benefit Plan	9.75	653,994	—
Michael A. Henderson	Retirement Plan	13.25	357,645	—
	Excess Benefit Plan	13.25	498,369	—
Kimberly O. Warnica	Retirement Plan	4.50	114,766	—
	Excess Benefit Plan	4.50	134,146	—
(1)    Represents the number of years the NEO has participated in the plan (including eligible prior service).
(2) Assuming a discount rate of 4.94%, a lump sum election rate of 100% for the nonqualified plan and 98% for the qualified plan, and retirement at age 62 or the age at measurement date, if older.
NONQUALIFIED DEFERRED COMPENSATION
We offer certain employees, including our NEOs, the opportunity to accrue benefits equal to the Company matching contributions they would have received under the Thrift Plan but for certain Internal Revenue Code limitations. Officers generally accrue these benefits in the Deferred Compensation Plan, while other employees accrue such benefits in the defined contribution portion of the Excess Plan. Both plans have a three-year vesting requirement for company contributions. All NEOs have met the vesting requirement. Distributions from the Deferred Compensation Plan and the Excess Plan are paid as a lump sum following separation from service.
Deferred Compensation Plan
The Deferred Compensation Plan is an unfunded, nonqualified plan into which a participant may elect to defer up to 20% of his or her eligible compensation each year. Participants are fully vested in their own deferrals under the plan. Additionally, participants can receive company contributions into the plan equal to the maximum potential matching contribution under the Thrift Plan after they have reached defined contribution accruals under the Thrift Plan in excess of tax limits.
The investment options available under the Deferred Compensation Plan generally mirror the core investment options available under the Thrift Plan.

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Excess Plan - Defined Contribution Portion
Prior to becoming eligible for participation in the Deferred Compensation Plan, NEOs may have received defined contribution accruals under the Excess Plan. These contributions were available after a participant’s Thrift Plan contributions were limited due to tax requirements and equaled the matching contribution that participants would have received under the Thrift Plan but for limits imposed by tax law. Defined contribution accruals in the Excess Plan are credited with interest equal to that paid in the “Managed Income Portfolio II” option of the Marathon Oil Company Thrift Plan. The annual rate of return on this option for 2023 was 1.96%.
Nonqualified Deferred Compensation Table
The following table shows each NEO’s accumulated benefits under our Deferred Compensation Plan for 2023; the NEOs had no accumulated benefits under the defined contribution portion of our Excess Plan for 2023.

Name	Plan Name	Executive Contributions in Last Fiscal Year ($)	Registrant Contributions in Last Fiscal Year(1) ($)	Aggregate Earnings in Last Fiscal Year ($)	Aggregate Withdrawals/ Distributions ($)	Aggregate Balance at Last Fiscal Year End ($)
Lee M. Tillman	Deferred Compensation Plan	—	275,100	496,243	—	3,007,134
Dane E. Whitehead	Deferred Compensation Plan	—	83,109	57,638	—	496,553
Patrick J. Wagner	Deferred Compensation Plan	—	66,593	316,189	—	1,879,122
Michael A. Henderson	Deferred Compensation Plan	—	62,458	96,472	—	760,960
Kimberly O. Warnica	Deferred Compensation Plan	—	72,663	22,168	—	159,886
(1)    The amounts shown in this column are also included in the “All Other Compensation” column of the Summary Compensation Table.
POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL
As a matter of policy, we do not enter into employment, severance or change in control agreements with our NEOs. Rather, we provide a Marathon Oil Corporation Officer Change in Control Severance Benefits Plan (Change in Control Plan), which is described in more detail below.
Retirement or Separation
Upon retirement or separation, our NEOs are entitled to receive their vested benefits that have accrued under our broad-based and executive benefit programs. For more information, see “Post-Employment Benefits” and “Nonqualified Deferred Compensation.”
Unvested outstanding equity awards generally forfeit upon a separation from service. Certain of our outstanding equity awards include limited exceptions in connection with retirement. Unvested RSU awards will continue to vest based on the original vesting date if a NEO is at least age 60 with five years of service upon separation from service and certain additional requirements are met. Unvested performance units granted prior to 2022 are forfeited upon a separation from service unless a NEO is at least age 50 with ten years of service, has worked at least half of the performance period and meets certain other requirements, in which case awards may be vested on a prorated basis at the Committee’s discretion. Unvested performance units granted in 2022 and

MARATHON OIL | EXECUTIVE COMPENSATION 54

later are forfeited upon a separation from service unless a NEO is at least age 60 with five years of service, has worked at least half of the performance period and meets certain other requirements, in which case awards may be vested on a prorated basis at the Committee’s discretion.
Death or Disability
In the event of death or disability, our NEOs (or the beneficiary or estate, as defined by the plan terms) would be entitled to vested benefits accrued under our broad-based and executive benefits programs. LTI awards would immediately vest in full upon the death of an NEO, with performance units vesting at the target level. In the event of disability, performance unit awards would generally continue to vest as if the NEO remained actively employed during the period of disability (meaning the NEO has been determined to be disabled under the Company’s long-term disability plan or can provide proof of a Social Security determination of disability). However, for RSUs, upon termination of employment not for cause while during a period of disability, the awards will immediately vest in full.
Change in Control
To encourage our NEOs to continue their dedication to their assigned duties where a change in control of the Company is under consideration, our Change in Control Plan provides severance benefits if employment is terminated under certain circumstances either within two years following a change in control or prior to a change in control if the NEO reasonably demonstrates that such termination of employment was at the request of actions by a third party who has taken steps reasonably calculated to effect a change in control.
Under the Change in Control Plan, a change in control generally will have occurred if:
»    Any person not affiliated with Marathon Oil acquires 20% or more of the voting power of our outstanding securities;
»    Our Board no longer has a majority comprised of (1) individuals who were directors on the effective date of the plan and (2) new directors (other than directors who join our Board in connection with an election contest) approved by two-thirds of the directors then in office who (a) were directors on the effective date of the plan or (b) were themselves previously approved by our Board in this manner;
»    We merge with another company and, as a result, our stockholders hold less than 50% of the surviving entity’s voting power immediately after the transaction;
»    Our stockholders approve a plan of complete liquidation of Marathon Oil; or
»    We sell all or substantially all of our assets.
If an NEO was terminated without cause or resigned for good reason within two years following a change in control (or prior to a change in control if the NEO reasonably demonstrates that such termination of employment was at the request of actions by a third party who has taken steps reasonably calculated to effect a change in control), he or she would be entitled to the following, payable in a lump sum:
»    a cash payment of up to three times the sum of (1) the NEO’s base salary (as in effect immediately prior to the occurrence of the circumstances giving rise to the termination from employment or, if higher, immediately prior to the change in control) and (2) the greater of (a) the NEO’s annual bonus at target for the year in which the termination from employment occurs or (b) the highest of the annual bonuses paid to the NEO for each of the three years before the termination from employment or, if higher, for each of the three years before the change in control;
»    a cash payment equal to the NEO’s annual bonus at target level multiplied by a fraction equal to the number of days in the bonus calculation year during which the NEO was employed divided by 365; and
»    a cash payment equal to eighteen times the monthly COBRA premium in effect at the NEO’s termination from employment for the level of coverage in which the NEO participated immediately prior to his or her termination from employment.

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These benefits are not payable if the termination is for cause (as defined in the Change in Control Plan) or due to mandatory retirement, death, disability or resignation (other than for good reason, as defined in the Change in Control Plan) by the NEO.
The program includes no provisions to reimburse or “gross up” tax obligations following a change in control.
If a change in control occurs prior to the end of a performance period, unvested performance units will generally vest at the greater of target performance or the applicable vesting percentage based on actual performance for a performance period ending on the last regular trading day immediately prior to the date of the change in control.
Accelerated vesting of unvested RSUs granted will occur generally only if an NEO is involuntarily terminated or terminates for good reason within the two years following a change in control.
The Change in Control Plan will continue in effect for at least two years after a change in control.
The following tables assume a termination date or change in control date of December 29, 2023, the last business day of 2023, based on Change in Control Plan terms in effect as of that date. The value of the equity awards (accelerated vesting of RSU and performance unit awards) was calculated using the December 29, 2023, closing market price for our common stock of $24.16 and based on a performance period ending December 31, 2023. The value of performance unit awards assumes that the 2021 TSR performance units would vest and be paid out at 200%, the 2022 TSR performance units and FCF performance units would vest and both be paid out at 200% and the 2023 TSR performance units and FCF performance units would vest and both be paid out at 100%.
Payments Upon a Change in Control without Termination of Employment

Name	Accelerated Vesting of LTI ($)
Lee M. Tillman	17,300,831
Dane E. Whitehead	5,855,079
Patrick J. Wagner	4,325,122
Michael A. Henderson	3,871,349
Kimberly O. Warnica	3,328,717
Payments Upon a Change in Control Followed by Termination of Employment with Good Reason or by the Company without Cause

Name	Accelerated Vesting of LTI(1) ($)	Severance Payment ($)	Welfare Benefits(2) ($)	Total Payments ($)
Lee M. Tillman	24,566,685	15,348,989	37,798	39,953,472
Dane E. Whitehead	8,275,186	4,591,244	37,798	12,904,228
Patrick J. Wagner	6,141,592	4,620,030	37,798	10,799,420
Michael A. Henderson	5,545,903	4,390,230	37,798	9,973,931
Kimberly O. Warnica	4,766,189	3,876,843	37,798	8,680,830
(1)    Reflects the accelerated vesting of LTI in a “double-trigger vesting change in control” event, i.e., an event in which the executive’s employment is involuntarily terminated or, additionally, the executive terminates for good reason, after a change in control. RSUs receive accelerated vesting in the event of a double-trigger change in control.
(2) Reflects an amount equal to 18 months multiplied by the monthly COBRA premium in effect at the NEO’s date of separation from service for the level of coverage in which the NEO participated immediately prior to the date of separation from service.

MARATHON OIL | EXECUTIVE COMPENSATION 56

PAY VERSUS PERFORMANCE
We are providing the following information about the relationship between executive “compensation actually paid” and certain financial performance of the Company as required by and determined under SEC rules. See the “Compensation Discussion and Analysis” for additional information regarding the Company’s compensation philosophy, executive compensation program and how the Company’s executive compensation for our NEOs aligns with the Company’s performance.
PAY VERSUS PERFORMANCE TABLE
The following table provides information for the past four fiscal years’ total compensation for our NEOs as set forth in the Summary Compensation Table, the “compensation actually paid” to our NEOs (as determined under SEC rules), our TSR, the TSR of our peer group used for purposes of Item 201(e) of Regulation S-K, our net income and our cash flow per debt adjusted share.

					Value of Initial Fixed $100 Investment Based On:
Year (1)	Summary Compensation Table Total for Principal Executive Officer (PEO) ($)	Compensation Actually Paid to PEO (2) ($)	Average Summary Compensation Table Total to Non-PEO NEOs ($)	Average Compensation Actually Paid to Non-PEO NEOs (2) ($)	Total Shareholder Return ($)	Peer Group Total Shareholder Return(3) ($)	Net Income (in millions) ($)	Cash Flow per Debt Adjusted Share ($)
2023	12,830,222	8,659,409	3,571,222	2,603,523	179	181	1,554	5.49
2022	11,931,683	35,938,813	3,263,723	7,748,764	200	200	3,612	6.91
2021	12,997,292	32,701,906	3,267,924	6,509,720	121	125	946	3.07
2020	12,063,718	(639,147)	3,390,441	(93,780)	49	59	(1,451)	1.45
(1)    The PEO for all covered fiscal years was Mr. Tillman, our CEO. For 2020, the other NEOs were: Messrs. Whitehead, Little, Wagner and Hedgebeth. Messrs. Little and Hedgebeth remained employed with the Company through December 31, 2020, and as previously disclosed, retired and resigned, respectively. For 2021, 2022 and 2023, the other NEOs were: Messrs. Whitehead, Wagner and Henderson and Ms. Warnica.
(2) To calculate “compensation actually paid,” the following amounts were deducted from or added to the Summary Compensation Table Total:

			Deductions from Summary Compensation Table (a)		Additions to Summary Compensation Table (b)
Year	Executive(s)	Summary Compensation Table Total ($)	Summary Compensation Table Equity Awards(ai) ($)	Summary Compensation Table Change in Pension Value(aii) ($)	Fair Value of Current Year Equity Awards at Year-end(bi) ($)	Change in Fair Value of Equity Awards from Prior Years that are Outstanding and Unvested (bi) ($)	Change in Fair Value of Equity Awards from Prior Years that Vested In Year(bi) ($)	Dividend Paid on Equity Awards not Otherwise Reflected in Fair Value(bi) ($)	Total Pension Benefit Adjustment(bii) ($)	Compensation Actually Paid ($)
2023	CEO	12,830,222	8,668,144	597,888	6,792,695	(1,198,050)	(995,492)	150,553	345,513	8,659,409
	Other NEOs	3,571,222	2,248,262	142,391	1,761,826	(306,864)	(160,201)	34,985	93,208	2,603,523
2022	CEO	11,931,683	6,732,575	553,804	9,640,145	18,633,662	2,602,918	192,020	224,764	35,938,813
	Other NEOs	3,263,723	1,781,312	96,868	2,550,600	3,272,472	438,662	37,378	64,109	7,748,764
2021	CEO	12,997,292	7,849,531	265,159	12,184,786	13,752,704	1,498,072	122,331	261,411	32,701,906
	Other NEOs	3,267,924	1,823,363	71,918	2,830,396	1,997,742	226,544	21,698	60,697	6,509,720
2020	CEO	12,063,718	8,966,337	364,600	5,862,302	(8,376,840)	(1,180,620)	54,543	268,687	(639,147)
	Other NEOs	3,390,441	2,144,112	304,664	1,401,847	(2,051,888)	(500,058)	14,409	100,245	(93,780)
57 MARATHON OIL | PAY VERSUS PERFORMANCE

(a) For each covered fiscal year, these columns represent the deductions from the Summary Compensation Table Total of: (ai) grant date fair value of Stock Awards and Option Awards and (aii) Change in Pension Value.
(b) For each covered fiscal year, these columns represent the additions to the Summary Compensation Table Total of: (bi) the fair value of equity calculated in accordance with the SEC methodology for determining “compensation actually paid” and (bii) Total Pension Benefit Adjustment, which represents service cost, as defined under FASB ASC 715 as the actuarial present value of benefits attributed to services rendered by an officer during the covered year; there were no prior service cost amounts established during the covered fiscal years.
Note that the amounts reflected for the “Other NEOs” is an average. For each covered fiscal year, there were no equity awards that were granted and vested in the same year, and there were no equity awards that failed to meet vesting conditions in the year. Additionally, the methodology for the valuation assumptions used to calculate the fair value of the equity awards is the same as that used to determine the aggregate grant date fair values disclosed in the Summary Compensation Table, though with adjustments for the applicable time period. We do not view these adjustments as material differences in the assumptions. As disclosed in the Summary Compensation Table, the assumptions used to calculate the aggregate grant date fair values reflected in that table are included in footnotes to our consolidated financial statements in our annual reports on Form 10-K for the years ended December 31, 2023, December 31, 2022, December 31, 2021, and December 31, 2020.
(3) The peer group used for this pay versus performance disclosure is the same as the peer group used for purposes of Item 201(e) of Regulation S-K (the 201(e) peer group or peer group) as disclosed in our consolidated financial statements in our annual report on Form 10-K for the 2023 fiscal year as of the end of such fiscal year. As of December 31, 2023, the members of the 201(e) peer group included: Apache Corporation (APA), Chesapeake Energy Corporation (CHK), Devon Energy Corporation (DVN), Diamondback Energy, Inc. (FANG), EOG Resources, Inc. (EOG), Murphy Oil Corporation (MUR) and Ovintiv Inc. (OVV). As of December 31, 2022, the members of the 201(e) peer group included: APA, DVN, FANG, EOG, Hess Corporation (HES), MUR, OVV, and Pioneer Natural Resources Company (PXD). In setting the 2023 201(e) peer group, CHK was added to keep the peer group a comparable size to prior years. Additionally, CHK is only included in the calculation beginning with its emergence from bankruptcy in February 2021. Based on application of pre-established, objective criteria, HES and PXD were removed from the 201(e) peer group during 2023 as a result of the announcements that HES is being acquired by Chevron Corporation and PXD is being acquired by ExxonMobil, respectively. The peer group TSR determined using the 2022 201(e) peer group but without HES and PXD (as those companies were removed from the 2023 peer group based on application of pre-established, objective criteria) for each of 2020, 2021, 2022 and 2023 is $59MM, $124MM, $198MM and $181MM, respectively.
FINANCIAL PERFORMANCE MEASURES
The most important financial performance measures used by the Company to link executive compensation actually paid to the Company’s NEOs, for the most recently completed fiscal year, to the Company’s performance are as follows:

MOST IMPORTANT FINANCIAL MEASURES
» Cash Flow per Debt Adjusted Share
» Enterprise Breakeven
» Reinvestment Rate
» Cumulative Free Cash Flow
» Relative TSR (the Company’s TSR as compared to a performance peer group established by the Compensation Committee for the TSR PSUs)
For 2023, the performance measures listed were identified as the most important financial measures in the compensation-setting process for the NEOs. The importance of cash flow per debt adjusted share, enterprise breakeven and reinvestment rate is reflected by our use of these measures when setting performance standards applicable to our 2023 annual cash bonus program. See “Annual Cash Bonus” in the “Compensation Discussion
MARATHON OIL | PAY VERSUS PERFORMANCE 58

and Analysis”. Cumulative free cash flow and relative TSR are utilized in our 2023 LTI performance goals for FCF PSUs and TSR PSUs, respectively. See “Long-Term Incentives” in the “Compensation Discussion and Analysis.” Though the Company uses a number of financial and non-financial performance measures in its executive compensation program, the Company has determined that, in its assessment, cash flow per debt adjusted share represents the most important financial performance measure (not otherwise required to be disclosed in the pay versus performance table) used by the Company to link “compensation actually paid” (CAP) to the Company’s NEOs to Company performance for the 2023 fiscal year.
RELATIONSHIP BETWEEN CERTAIN INFORMATION IN THE PAY VERSUS PERFORMANCE TABLE

Compensation Actually Paid versus Cumulative Company TSR, Net Income and Cash Flow Per Debt Adjusted Share
The below three charts demonstrate that CAP to the NEOs generally aligns with trends in the Company’s cumulative TSR, net income and cash flow per debt adjusted share over the four-year period presented in the charts. In 2020, the CAP to our PEO and the average CAP to our other NEOs was negative primarily due to the change in value of prior equity award grants that resulted from our stock price depreciation in 2020. The global pandemic and unprecedented market dynamics in 2020 caused a significant decrease in stock prices at Marathon Oil and in the broader oil and gas industry during that year. However, the CAP amounts over the 2020 through 2023 period increased and decreased in alignment with increases and decreases, respectively, in the three measures over the period.
CAP vs Company Cumulative TSR

59 MARATHON OIL | PAY VERSUS PERFORMANCE

CAP vs Company Net Income

CAP vs Company Cash Flow per Debt Adjusted Share
MARATHON OIL | PAY VERSUS PERFORMANCE 60

Company Cumulative TSR versus Peer Group Cumulative TSR
As demonstrated by the following chart, the Company’s cumulative TSR over the 2020 through 2023 period generally aligns with the cumulative TSR of our peer group (as used for purposes of this pay versus performance disclosure) over the same period. Our cumulative TSR was modestly lower than the cumulative TSR of our peer group in 2020. However, 2020 was an unprecedented year, in which a combination of decreased global energy demand due to pandemic conditions and an oversupplied commodity market, resulted in severe market conditions.
Company Cumulative TSR vs
Peer Group Cumulative TSR

61 MARATHON OIL | PAY VERSUS PERFORMANCE

CEO PAY RATIO
We are providing the following information about the relationship of the annual total compensation of our employees and the annual total compensation of Mr. Tillman, our CEO. The pay ratio included in this information is a reasonable estimate calculated in a manner that is consistent with applicable law, regulatory and other guidance.
PAY RATIO
For our last completed fiscal year, the annual total compensation for our median employee was $126,589. The annual total compensation of our CEO, as reported in the Summary Compensation Table, was $12,830,222. Thus, we estimate that our CEO’s compensation was 101 times the median of the annual total compensation for all of our employees.
METHODOLOGY USED TO IDENTIFY MEDIAN EMPLOYEE
To identify the annual total compensation for all our employees for purposes of identifying our median employee, we selected October 1, 2023, as our measurement date to allow sufficient time to gather data from the two main payroll systems we use, which are located in the United States and Equatorial Guinea.
The majority of our employees are on our United States payroll, and the compensation used for employees on the United States payroll is compensation that would be reflected in Box 5 of Form W-2 for the period from January 1, 2023, to September 30, 2023.
The compensation used for employees on the Equatorial Guinea payroll reflects pay from December 16, 2022, through September 15, 2023, and includes basic pay, absence pay, overtime amounts, offshore premiums and shift differential payments, as well as annual cash bonus amounts paid in March 2023, and bonus amounts paid in October 2023. These October bonus amounts were included because they reflect work done prior to October 1, 2023, and their inclusion provides Equatorial Guinea payroll information that is more consistent with the measures used for the United States payroll.
These measures of compensation were selected based on our view that each measure provides a reasonable estimate of the comprehensive compensation payments to our employees on each of the relevant payrolls. Taken in the aggregate, we believe this data provides a reasonable estimate of the annual total compensation of all employees of Marathon Oil and its consolidated subsidiaries.
As of October 1, 2023, our total employee population consisted of 1,690 employees working at Marathon Oil and its consolidated subsidiaries, which includes all full-time, part-time and seasonal or temporary employees. Of this total, 1,291 were United States payroll employees, which includes our United States payroll expatriate employees, and 399 were Equatorial Guinea payroll employees.
Using this methodology, we determined that our median employee was a salaried, full-time employee working in the United States.
MARATHON OIL | CEO PAY RATIO 62

TRANSACTIONS WITH RELATED PERSONS
We have written procedures for monitoring, reviewing, approving or ratifying related person transactions. We will enter into or ratify related person transactions only when our Board, acting through the Corporate Governance and Nominating Committee, determines that the related person transaction is in the best interests of the Company and its stockholders. The primary features of these procedures are:
»    Each director and executive officer must submit a list of his or her immediate family members, each listed individual’s employer and job title, each firm, corporation or other entity in which such individual is a director, executive officer, partner or principal or in a similar position or in which such person has a five percent or greater beneficial ownership interest, and any profit, non-profit charitable or trade organization for which such individual is actively involved in fundraising or otherwise serves as a director, trustee or in a similar capacity.
»    The Company maintains a list, to the extent the information is publicly available, of five percent beneficial owners and certain information regarding such five percent beneficial owners, including if the owner is an individual, the same information requested of directors and executive officers as noted above.
»    Any related person proposed transaction that involves an amount in excess of $120,000 is submitted to the Corporate Governance and Nominating Committee or the Board at the next regularly scheduled meeting or, in certain cases, to the Committee Chair or other uninterested member of the Corporate Governance and Nominating Committee delegated authority to act on such matters. The facts and circumstances of each proposed related person transaction are reviewed and considered, and a determination is made regarding whether to approve it.
»    Additionally, the Company’s accounts payable, accounts receivable and payroll departments produce quarterly reports of any amounts paid or payable to, or received or receivable from, any related person identified in the lists mentioned above, which are reviewed internally to determine if there are any related person transactions that were not previously approved or ratified. If any such transaction is identified based on this review, it is promptly submitted to the Corporate Governance and Nominating Committee, Committee Chair or other member of the Corporate Governance and Nominating Committee, as appropriate, which reviews the transaction and considers all of the relevant facts and circumstances and a determination is made regarding ratification, modification or termination of the identified transaction. If any such transaction is identified, Internal Audit will perform an evaluation of the Company’s controls and procedures.
»    The Corporate Governance and Nominating Committee annually reviews any previously approved or ratified related person transaction with a remaining term of more than six months or remaining amounts payable to or receivable from the Company of more than $120,000. Based on all relevant facts and circumstances, taking into consideration the Company’s contractual obligations, the Corporate Governance and Nominating Committee determines whether it is in the best interests of the Company and its stockholders to continue, modify or terminate the transaction.
During 2023, there were no transactions in excess of $120,000 between the Company and a related person in which the related person had a direct or indirect material interest.

63 MARATHON OIL | TRANSACTIONS WITH RELATED PERSONS

AUDIT AND FINANCE COMMITTEE REPORT
The Audit and Finance Committee’s purpose is to assist our Board in fulfilling its oversight responsibilities relating to, among other things:
»    the integrity of the Company’s financial statements and financial reporting process and the Company’s systems of internal accounting and financial controls;
»    the engagement of the independent auditor and the evaluation of the independent auditor’s qualifications, independence and performance;
»    the performance of the internal audit function;
»    the Company’s compliance with legal and regulatory requirements; and
»    the Company’s risk management process.
The Audit and Finance Committee is comprised of four directors, each of whom has been determined by our Board to be independent and financially literate under the NYSE’s requirements. The Audit and Finance Committee’s responsibilities are set forth in its charter, available on our website at www.marathonoil.com under About—Board of Directors—Committees and Charters.
Management has primary responsibility for preparing our financial statements and establishing and maintaining our internal control over financial reporting. The Company’s independent auditor is responsible for auditing our financial statements and the effectiveness of our internal control over financial reporting in accordance with standards of the Public Company Accounting Oversight Board (PCAOB), and issuing its reports based on those audits. The Audit and Finance Committee oversees these processes.
In connection with the evaluation, appointment and retention of the independent registered public accountants, the Audit and Finance Committee annually reviews the qualifications, performance and independence of the independent auditor and lead engagement partner and assures the regular rotation of the lead engagement partner as required. In doing so, the Audit and Finance Committee considers a number of factors including, but not limited to: quality of services provided; technical expertise and knowledge of the industry; effective communication; objectivity; and independence. Based on this evaluation, the Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2024. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner. The current lead engagement partner was selected in 2021, effective for 2022.
We are seeking our stockholders’ ratification of the appointment of PwC to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2024 at the Annual Meeting. The Audit and Finance Committee and our Board believe the appointment of PwC as our independent auditor for 2024 is in the Company’s best interests and in the best interests of our stockholders.
The Audit and Finance Committee reviews and pre-approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. See “Proposal 2: Ratification of Independent Auditor for 2024” for more information on our pre-approval policy.
In connection with the preparation of the Company’s audited financial statements for the year ended December 31, 2023 and the report on internal control over financial reporting for 2023:
»    The Audit and Finance Committee reviewed and discussed with management the Company’s audited financial statements and its report on internal control over financial reporting for 2023.
»    The Audit and Finance Committee met throughout the year with management and PwC, and met with PwC each quarter without the presence of management. The Audit and Finance Committee discussed

MARATHON OIL | AUDIT AND FINANCE COMMITTEE REPORT 64

with PwC the matters required to be discussed by the applicable requirements of the PCAOB and the SEC.
»    The Audit and Finance Committee received written communication from PwC, including those related to independence, required by the PCAOB for independent auditor communications with audit committees, and has discussed with PwC that firm’s independence. The Audit and Finance Committee has also considered whether PwC’s provision of non-audit services to the Company was compatible with maintaining such independence.
Based on this review and discussion, the Audit and Finance Committee recommended to our Board that the Company’s audited financial statements for the year ended December 31, 2023, and the report on internal control over financial reporting be included in the Company’s Annual Report on Form 10-K for 2023 filed with the SEC.
AUDIT AND FINANCE COMMITTEE
Holli C. Ladhani, Chair
M. Elise Hyland
Brent J. Smolik
Shawn D. Williams

65 MARATHON OIL | AUDIT AND FINANCE COMMITTEE REPORT

PROPOSAL 2: RATIFICATION OF INDEPENDENT AUDITOR FOR 2024
The Audit and Finance Committee has selected PricewaterhouseCoopers LLP (PwC), an independent registered public accounting firm, to audit the Company’s financial statements and the effectiveness of internal control over financial reporting for 2024. While the Audit and Finance Committee is responsible for appointing, approving compensation for and overseeing the independent auditor’s work, we are requesting, as a matter of good corporate governance, that our stockholders ratify the appointment of PwC as our independent auditor for 2024. PwC served as the Company’s independent auditor during 2023. We believe the appointment of PwC as our independent auditor for 2024 is in the best interests of the Company and our stockholders.
We expect representatives of PwC to be present at the Annual Meeting with an opportunity to make a statement if they would like to do so and to be available to respond to appropriate questions from our stockholders.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 2
RATIFYING THE SELECTION OF PRICEWATERHOUSECOOPERS LLP
AS THE COMPANY’S INDEPENDENT AUDITOR FOR 2024.
If our stockholders do not ratify this appointment, the Audit and Finance Committee will reconsider whether to retain PwC and may retain that firm or another firm without resubmitting the matter to our stockholders. Even if the appointment is ratified, the Audit and Finance Committee may, in its discretion, direct the appointment of a different independent auditor at any time during the year if it determines that such change would be in the best interests of the Company and our stockholders.
Aggregate fees for professional services rendered for the Company by PwC for the years ended December 31, 2023 and 2022 were (in thousands):

	2023	2022
Audit Fees	$4,663	$4,993
Audit-Related Fees	75	65
Tax Fees	118	60
All Other Fees	5	5
Total	$4,861	$5,123
Audit Fees were for professional services rendered for the audit of the consolidated financial statements and audit of internal control over financial reporting of the Company, statutory and regulatory audits, issuance of comfort letters, consents and assistance with and review of documents filed with the SEC.
Audit-Related Fees were for assurance and related services related to attest services that are not required by statute or regulation and consultations concerning financial accounting and reporting standards.
Tax Fees were for services related to tax compliance, including the preparation of tax returns and claims for refund, and tax planning and tax advice, including assistance with and representation in tax audits and appeals, and requests for rulings or technical advice from tax authorities.
All Other Fees were for services rendered for accounting research, internal audit software licenses and other projects.

MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR 66

The Audit and Finance Committee reviews and approves the fees and expenses of the independent auditor for audit, audit-related, tax and permissible non-audit services. To assure continuing auditor independence, the Audit and Finance Committee annually reviews the independence of the independent auditors, in addition to assuring the regular rotation of the lead audit partner as required and considering whether there should be a rotation of the independent audit firm itself. In conjunction with the mandated rotation of the lead audit partner, the Audit and Finance Committee and its chairperson are directly involved in the selection of PwC’s lead engagement partner.
The Audit and Finance Committee’s Policy for Pre-Approval of Audit, Audit-Related, Tax and Permissible Non-Audit Services is available at www.marathonoil.com under Investors—Corporate Governance—Policies and Reporting—Policies. Among other things, this policy sets forth the procedure for the Audit and Finance Committee to pre-approve all audit, audit-related, tax and permissible non-audit services, other than as provided under the de minimis exception. Notwithstanding the de minimis exception, the Committee’s standard practice is to pre-approve all permissible non-audit services. The Audit and Finance Committee has delegated pre-approval authority of up to $500,000 to the Audit and Finance Committee Chair for unbudgeted items.
The Audit and Finance Committee pre-approved all the fees and services for 2023 and 2022, and did not utilize the de minimis exception in either year.

Proposal 2	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 2 ratifying the selection of PricewaterhouseCoopers LLP as the Company’s Independent Auditor for 2024.
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67 MARATHON OIL | PROPOSAL 2: INDEPENDENT AUDITOR

PROPOSAL 3: ADVISORY VOTE TO APPROVE THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS
In accordance with Section 14A of the Exchange Act, and as a matter of good corporate governance, we seek your advisory vote to approve the compensation of our named executive officers as disclosed in this Proxy Statement under “Compensation Discussion and Analysis” and “Executive Compensation.”
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 3
APPROVING THE COMPENSATION OF OUR NAMED EXECUTIVE OFFICERS.
Although this vote is non-binding, the Compensation Committee values your opinion and will consider the voting results when making future decisions about executive compensation.
Additionally, we believe that constructive dialogue with our stockholders provides meaningful feedback about specific executive compensation practices and programs, and we encourage our stockholders to communicate directly with both management and the Compensation Committee about executive compensation. Stockholders may contact the Compensation Committee Chair to provide input on executive compensation matters at any time by emailing compchair@marathonoil.com.
As described under “Compensation Discussion and Analysis,” the Compensation Committee, comprised entirely of independent directors, has established an executive compensation program that rewards both company and individual performance. Our Compensation Committee consistently exercises great care and discipline in determining executive compensation. Executive compensation decisions are made in order to attract, retain and motivate talented executives to deliver business results and long-term value to our stockholders.
We currently seek the advisory vote of our stockholders to approve the compensation of our named executive officers on an annual basis and expect that the next such advisory vote will be held at our 2025 Annual Meeting.

Proposal 3	For the reasons stated above, your Board of Directors recommends a vote FOR Proposal 3 approving the compensation of our Named Executive Officers.
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MARATHON OIL | PROPOSAL 3: COMPENSATION ADVISORY VOTE 68

PROPOSAL 4: APPROVE AN AMENDMENT TO OUR AMENDED AND RESTATED CERTIFICATE OF INCORPORATION (“CHARTER”) TO PROVIDE FOR OFFICER EXCULPATION AS PERMITTED UNDER DELAWARE LAW
You are voting on a proposal to approve an amendment to the Company’s Charter to provide for the exculpation of certain officers of the Company as permitted by recent amendments to Delaware law.
In August 2022, Section 102(b)(7) of the Delaware General Corporation Law (the “DGCL”) was amended to permit Delaware corporations to limit or eliminate the personal liability of an officer for monetary damages for certain breaches of fiduciary duty as an officer involving breaches of the duty of care. Historically, only directors could be so exculpated. The DGCL, as amended, does not permit officers to be exculpated for breaches of the duty of loyalty, acts or omissions not in good faith or that involve intentional misconduct or a knowing violation of law, any transaction in which the officer derived an improper personal benefit or for any action brought by or in the right of the corporation, such as derivative claims.
Currently, Article Eleventh of our Charter provides solely for director exculpation from monetary damages for certain breaches of fiduciary duty as a director, such as the duty of care. The protections extended to officers under Section 102(b)(7) of the DGCL, as amended, are not, however, identical to current director protections. The primary distinction is that corporations may not eliminate or limit liability of officers for claims brought by or on behalf of the corporation, including stockholder derivative claims. In contrast, corporations may exculpate directors for breaches of the duty of care however those claims are asserted, whether directly or derivatively. This structure means that the Board will retain its authority to assert the Company’s claims against any officer of the Company in the event of such officer’s breach of the duty of care (or, if the Board does not bring such a claim, a stockholder may do so derivatively assuming the proper procedures under the DGCL are followed). If Proposal 4 is approved by the requisite vote of the Company’s stockholders at the Annual Meeting, the Charter will be amended and restated to extend such exculpation to officers of the Company in strict compliance with Section 102(b)(7) of the DGCL, as amended.
YOUR BOARD RECOMMENDS A VOTE FOR PROPOSAL 4
APPROVING AN AMENDMENT TO OUR CHARTER TO PROVIDE FOR OFFICER EXCULPATION AS PERMITTED UNDER DELAWARE LAW
The Corporate Governance and Nominating Committee and the Board carefully considered the advantages and disadvantages of amending the Charter to extend exculpation of personal liability for monetary damages for direct claims, including class actions, brought by stockholders for breaches of the duty of care to officers of the Company, as permitted and in compliance with the DGCL, as amended.
The Board strongly believes that the Company’s officers should be held to the highest standards when carrying out their duties to the Company and our stockholders. Nevertheless, the potential for officers to have personal liability for decisions made or actions taken on behalf of the Company could adversely impact the ability of our officers to make decisions that are most appropriate for the Company and thereby maintain these high standards. Aligning the protections available to our officers with those currently available to our directors to the extent these protections are available under the DGCL would empower officers to exercise their business judgment in furtherance of stockholder interests without the potential for distraction posed by the risk of personal liability.
69 MARATHON OIL | PROPOSAL 4: AMENDMENT TO CHARTER

Such concerns may also limit the pool of qualified individuals willing to serve as officers of the Company, especially as our peers and others with whom we compete for talent adopt similar exculpation provisions. In the absence of this protection, these individuals might be deterred from serving as officers due to exposure to personal liability and the risk of incurring substantial expense in defending lawsuits, regardless of merit. Further, the potential for personal liability can increase the costs incurred by the Company to procure liability insurance for claims against our officers. By amending the current exculpation provision in the Company’s Charter to also provide exculpation for officers, these concerns and costs may be reduced.
Additionally, more closely aligning the exculpation of directors and officers will remove a discrepancy in the treatment of directors for direct claims brought by stockholders for breaches of the duty of care that is not currently afforded to our officers.
The proposed amendments will not affect any other traditional checks against officers, as claims may still be brought against them for breach of the fiduciary duty of loyalty or actions taken in bad faith, and the Board and stockholders, as applicable, bringing suits derivatively on behalf of the corporation may still bring fiduciary claims against officers.
Accordingly, after carefully reviewing these considerations, including the potential benefits anticipated to accrue to the Company and our stockholders, and taking into account the narrow class and type of claims that the officers would be exculpated from liability for, the Board, upon the recommendation of the Corporate Governance and Nominating Committee, has unanimously determined that it is in the best interests of the Company and its stockholders to amend the Charter as set forth herein, and has unanimously approved, and recommended that the Company’s stockholders approve, such amendments to the Charter.
Complete Text of Proposed Amendments to the Charter
The foregoing description of the proposed amendments to the Charter contemplated by this Proposal 4 is qualified in its entirety by reference to the text of the Charter, which is attached as Appendix A to this Proxy Statement. Proposed additions are underlined, and proposed deletions are stricken through.
If this Proposal 4 is approved by the Company’s stockholders at the Annual Meeting, the proposed amendment to the Charter will become effective upon the filing of the Charter with the Delaware Secretary of State. This filing is expected to occur shortly after the Annual Meeting. If this Proposal 4 is not approved by the requisite vote of the Company’s stockholders at the Annual Meeting, Article Eleventh will remain unchanged, our directors will continue to be exculpated from liability under the existing director exculpation provision provided thereunder and our officers will not be entitled to exculpation under the DGCL.

Proposal 4	For the reasons stated above, your Board of Directors recommends a vote for Proposal 4 approving an amendment to our Amended and Restated Certificate of Incorporation to provide for officer exculpation as permitted under Delaware law.
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MARATHON OIL | PROPOSAL 4: AMENDMENT TO CHARTER 70

Q&A ABOUT THE ANNUAL MEETING
When and where is the Annual Meeting?
The Annual Meeting will be held in the Level 6 Auditorium of the One MRO at City Centre, 990 Town & Country Boulevard, Houston, Texas 77024 on Wednesday, May 22, 2024, at 8:00 a.m. Central Time. Under the Company’s By-laws, the Board has the authority to designate the date, time and place of the Annual Meeting.

Who will be admitted to the Annual Meeting?
Admission to the Annual Meeting will be limited to our stockholders of record, persons holding proxies from our stockholders and beneficial owners of our common stock. All in-person attendees must follow the visitor protocols outlined below under “What time do I need to arrive to attend the Annual Meeting, and what are Marathon Oil’s visitor protocols?”.
If your name appears on a Common Share certificate, you are a stockholder of record (or a registered stockholder), and we will verify your ownership at the meeting in our list of stockholders as of the Record Date (March 25, 2024).
If your shares are held through a bank, broker or other nominee, you must bring proof of your ownership of the shares as of the Record Date (March 25, 2024). This proof could consist of, for example, a bank or brokerage firm account statement or a letter from your bank or broker confirming your ownership as of the Record Date.

Where do I park?
One MRO at City Centre, located at 990 Town & Country Boulevard, Houston, Texas 77024, has an adjacent, 8 level parking garage. The parking garage requires visitors to enter the building through the bottom level of the garage via the designated visitor entrance and exit on the east side of the garage. There are elevators on the southwest corner of the garage, along with staircases on each of the southwest and northeast corners of the garage, for individuals to access the bottom level of the garage.
Parking is on a first-come, first-served basis. The entrance to and exit from the garage is staffed, and you will need to park on level 4 or level 6 of the garage once you tell the guard you are here for the Annual Meeting.

WEST
TOWN & COUNTRY BLVD
Rideshare Drop Off
The Plaza
Office
SOUTH
NORTH
CC6 Future Development
ELEVATORS
Service Only
10
Parking
TOWN & COUNTRY WAY
TOWN & COUNTRY LN
Visitor & Employee Entrance
Employee Entrance Only
EAST

71 MARATHON OIL | QUESTIONS AND ANSWERS

Q&A ABOUT THE ANNUAL MEETING
What time do I need to arrive to attend the Annual Meeting, and what are Marathon Oil’s visitor protocols?
In order to allow ample time for check-in, you will need to plan to arrive at One MRO at City Centre, 990 Town & Country Boulevard, Houston, Texas 77024 on Wednesday, May 22, 2024, no later than 7:30 a.m. Central Time. At the registration table, you will need to present a government-issued photo identification, along with proof of your stock ownership as outlined above under “Who will be admitted to the Annual Meeting?”
Upon completion of these steps, you will be issued a visitor badge, which you must wear at all times. Prohibited items include backpacks, purses or bags larger than 12”x 6”x 12,” coolers and camera cases. Visitors must always be escorted by Marathon Oil security or personnel, and should return the visitor badge when leaving the building after the Annual Meeting is adjourned.

What am I voting on and how does our Board recommend that I vote?
Proposal Number	Subject of Proposal	Recommended Vote	For details see pages starting on
1	Election of Directors	FOR the proposal	6
2	Ratification of Independent Auditor for 2024	FOR the proposal	66
3	Advisory Vote to Approve the 2023 Compensation of Our Named Executive Officers	FOR the proposal	68
4	Approval of an Amendment to our Amended and Restated Certificate of Incorporation to Provide for Officer Exculpation as permitted under Delaware law	FOR the proposal	69
Who may vote?
You may vote at the annual meeting and any postponement or adjournment thereof if you held Marathon Oil common stock at the close of business on March 25, 2024, the record date for the meeting. Each share of common stock is entitled to one vote. As of the record date, there were 571,477,161 shares of Marathon Oil common stock outstanding and entitled to vote.

If I am a beneficial owner of Marathon Oil shares, how do I vote?
If you are a beneficial owner of Marathon Oil common stock held in street name (by a brokerage firm, bank or other nominee record holder), you should have received either a Notice or a voting instruction card with these proxy materials from the record owner of the shares. Follow the instructions in the Notice or the voting card to vote by mail, telephone or Internet.
To vote in person at the Annual Meeting, you must obtain a valid proxy from the record owner. Follow your bank or broker’s instruction to obtain this proxy prior to your arrival at the Annual Meeting.

Who is soliciting my vote?
Our Board is soliciting your proxy to vote your shares at the Annual Meeting. In connection with this solicitation, we mailed a Notice Regarding the Availability of Proxy Materials (Notice) to our stockholders on or about April [ ], 2024. You may access the proxy materials online or request a printed set of the proxy materials by following the instructions in the Notice. We have also retained Georgeson LLC (“Georgeson”), 1290 Avenue of the Americas, 9th Floor, New York, NY 10104, to assist us in soliciting your proxy for an estimated fee of $10,000, plus reasonable out-of-pocket expenses. Georgeson ensures that brokers, custodians and nominees will supply additional copies of the proxy materials for distribution to the beneficial holders.

MARATHON OIL | QUESTIONS AND ANSWERS 72

Q&A ABOUT THE ANNUAL MEETING
What is included in the proxy materials for the Annual Meeting?
The proxy materials include the Notice, this Proxy Statement and our 2023 Annual Report. If you requested printed versions by mail, the proxy materials also include the proxy card or voting instructions. The proxy materials are being distributed and made available on or about April [ ], 2024.

Why did I receive a Notice in the mail regarding the Internet availability of proxy materials instead of a full set of proxy materials?
We provide our proxy materials online. Unless you request a printed copy of the proxy materials or reside outside the United States, we will send you a Notice explaining how to access the proxy materials online or to request a printed copy. You can request proxy materials in printed form by mail or electronically by e-mail on an ongoing basis.

How do I vote? There are four ways to vote:
ONLINE	Vote online at www.proxyvote.com or scan the QR code on your Notice or proxy card with a smart phone. You will need the 16-digit number included in your Notice, proxy card or voting instructions.
TELEPHONE
Only if you received a proxy card by mail, and/or if you elected to receive a full package, vote by phone by dialing 1-800-690-6903 and following the recorded instructions. You will need the 16-digit number included on your proxy card or voting instructions.

MAIL	Only if you received a proxy card by mail, you may send your completed and signed proxy card in the envelope provided.
IN PERSON
You may vote in person at the Annual Meeting if you are a registered stockholder (your name appears on a Common Share certificate), or if you obtain a valid proxy from the record owner prior to the Annual Meeting.

To be counted, votes online, telephone or mail must be received by 11:59 p.m. Eastern Time on May 21, 2024, for shares held by registered holders directly, and by 11:59 p.m. Eastern Time on May 19, 2024, for shares held in the Marathon Oil Company Thrift Plan.

May I change my vote?
If you are a record holder of Marathon Oil common stock, you may change your vote or revoke your proxy at any time before your shares are voted at the meeting by:
»    voting again by telephone or online;
»    sending us a signed proxy card dated later than your last vote;
»    notifying the Secretary of Marathon Oil in writing; or
»    voting in person at the meeting.

73 MARATHON OIL | QUESTIONS AND ANSWERS

Q&A ABOUT THE ANNUAL MEETING
How many votes are needed to approve each of the proposals?
Directors will be elected by a majority of the votes cast. To be elected, the number of shares voted “FOR” a director must exceed the number of shares voted “AGAINST” that director. Abstentions will have no effect in director elections.
Each of Proposal 2 and Proposal 3 will require the affirmative vote of a majority of the shares of common stock represented at the Annual Meeting or by proxy at the Annual Meeting and entitled to vote. Abstentions will have the same effect as a vote against such proposal. Broker non-votes are not counted as either votes for or votes against a proposal.
Proposal 4, regarding an amendment to our Charter, will require the affirmative vote of a majority of the outstanding shares of our common stock entitled to vote thereon. Abstentions and Broker non-votes will have the same effect as a vote against Proposal 4.

What are broker non-votes?
Brokers may vote on routine matters, such as ratification of the independent auditor, without customer voting instructions. However, brokers may not vote on non-routine matters, such as the election of directors, approval of executive compensation and amendments to our Charter, without customer voting instructions. Broker-held shares that are not voted on non-routine matters are referred to as broker non-votes.

How many votes are needed for a quorum?
Under our By-laws, a quorum is one third of the voting power of the outstanding shares entitled to vote. Both abstentions and broker non-votes are counted in determining that a quorum is present for the meeting.

Who pays for the proxy solicitation related to the meeting?
We do. In addition to soliciting proxies by mail, our directors, officers and employees may solicit proxies by telephone, in person or by other means. They will receive no additional compensation for this work. We or Georgeson, our proxy solicitor, will arrange for brokerage firms and other custodians, nominees and fiduciaries to forward proxy solicitation material to the beneficial owners of common stock, and we will reimburse them for reasonable out-of-pocket expenses incurred in connection with forwarding the material.

How will other matters raised at the meeting be voted?
If any matters other than those on the proxy card are presented at the meeting, the proxy committee will vote on them using its best judgment. Under our By-laws, notice of any matter to be presented by a stockholder for a vote at the meeting must have been received by our Secretary between December 14, 2023, and January 13, 2024, accompanied by certain information about the stockholder presenting it. We have not received notice of any matter to be presented.

If I want to submit a stockholder proposal for consideration at the 2025 Annual Meeting, when is that proposal due?
Stockholder proposals submitted for inclusion in our 2025 Proxy Statement must be received in writing by our Secretary no later than the close of business on December [ ], 2024. Stockholder proposals submitted outside the process for inclusion in the Proxy Statement must be received in writing by our Secretary on or after December [ ], 2024, and no later than the close of business on January [ ], 2025, and must be accompanied by certain information about the stockholder making the proposal, in accordance with our By-laws.

MARATHON OIL | QUESTIONS AND ANSWERS 74

Q&A ABOUT THE ANNUAL MEETING
If I want to nominate a director for consideration at the 2025 Annual Meeting, when is that nomination due?
Eligible stockholders may nominate a candidate for election to our Board for inclusion in our 2025 Proxy Statement in accordance with the “proxy access” provisions of our By-laws.  Stockholder nominations for director submitted for inclusion in our 2025 Proxy Statement must be received in writing by our Secretary on or after December [ ], 2024, and no later than the close of business on January [ ], 2025, and must otherwise comply with all of the requirements of the By-laws.
Stockholder nominations for director submitted outside the “proxy access” process must be received in writing by our Secretary on or after December [ ], 2024, and no later than the close of business on January [ ], 2025, and must otherwise comply with all of the requirements of the By-laws.
In addition to satisfying the foregoing requirements under the Company’s By-Laws, to comply with the universal proxy rules, stockholders who intend to solicit proxies in support of director nominees other than the Company’s nominees must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than March [ ], 2025.

Will I receive more than one copy of the proxy materials if multiple stockholders share my address?
Unless we have received contrary instructions from one or more of the stockholders sharing your address, we will send only one set of proxy materials to your household. Upon oral or written request, we will promptly send a separate copy of the proxy materials to any stockholder at your address. To request separate or single delivery of these materials now or in the future, call us at 1-866-984-7755 or write to us at Marathon Oil Corporation, Shareholder Services Office, 990 Town & Country Boulevard, Houston, TX 77024.

75 MARATHON OIL | QUESTIONS AND ANSWERS

OTHER BUSINESS
As of the date of this Proxy Statement, our management has no knowledge of any business to be presented for consideration at the Annual Meeting, other than that set forth in the Notice of Annual Meeting of Stockholders and as more specifically described in this Proxy Statement, and, therefore, it is not expected that any other business will be brought before the Annual Meeting. However, if any other business should properly come before the Annual Meeting, it is the intention of the persons named on the enclosed proxy card to vote the signed proxies received by them in accordance with their best judgment on such business and any matters dealing with the conduct of the Annual Meeting.
By order of our Board of Directors,
Kim Warnica
Executive Vice President, General Counsel and Secretary
April [ ], 2024
Houston, Texas
Your vote is very important – please vote promptly.

MARATHON OIL | OTHER BUSINESS 76

ANNEX A
Non-GAAP Reconciliations
Marathon Oil’s consolidated financial statements for the year ended December 31, 2023 are presented in conformity with U.S. GAAP. Certain measures in this Proxy Statement do not have any standardized meaning as prescribed by US GAAP and therefore, are considered non-GAAP measures. Non-GAAP measures are not alternatives to GAAP measures, and you should not consider non-GAAP measures in isolation or as a substitute for analysis of our results as reported under GAAP. This Proxy Statement contains references to the following non-GAAP measures:
Adjusted Cash Flow from Operations (Adjusted CFO)
Our presentation of adjusted CFO is a non-GAAP measure. Adjusted CFO is defined as net cash provided by operating activities adjusted for changes in working capital. Management believes this is useful to investors as an indicator of Marathon Oil’s ability to generate cash quarterly or year-to-date by eliminating differences caused by the timing of certain working capital items.

(in millions)	2023
Net cash flow provided by operating activities (GAAP)	$4,087
Changes in working capital	$100
Adjusted CFO	$4,187
Adjusted Free Cash Flow
Our presentation of adjusted free cash flow is a non-GAAP measure. Adjusted free cash flow before dividend (“adjusted free cash flow”) is defined as net cash provided by operating activities adjusted for working capital, capital expenditures, and EG LNG return of capital and other. Management believes this is useful to investors as a measure of Marathon Oil’s ability to fund its capital expenditure programs, service debt and other distributions to stockholders.

(in millions)	2023
Net cash flow provided by operating activities (GAAP)	$4,087
Adjustments:
Changes in working capital	$100
Capital expenditures (GAAP)	$(2,033)
EG LNG return of capital and other	$28
Adjusted Free Cash Flow	$2,182

A-1 MARATHON OIL | ANNEX A

Reinvestment Rate
Our presentation of reinvestment rate is a non-GAAP measure. The reinvestment rate is defined as total capital expenditures divided by operating cash flow before changes in working capital and EG return of capital and other. Management believes the reinvestment rate is useful to investors to demonstrate the Company’s commitment to generating cash for use towards investor-friendly purposes (which includes balance sheet enhancement, base dividend and other return of capital).

(in millions)	2023
Capital expenditures (GAAP)	$2,033
Adjusted CFO	$4,187
EG return of capital and other	$28
Reinvestment Rate	48%
Cash Flow per Debt Adjusted Share
Cash flow per debt adjusted share is calculated by dividing operating cash flow before working capital plus net interest after tax by total shares including debt shares (debt shares are the average net debt during a calendar year divided by the stock price, or simply equitizing debt). Cash flow per debt adjusted share is a non-GAAP measure for which there is no GAAP equivalent.

MARATHON OIL | ANNEX A A-2

APPENDIX A
AMENDED AND RESTATED
CERTIFICATE OF INCORPORATION
OF
MARATHON OIL CORPORATION
* * * * * *
Marathon Oil Corporation, a corporation organized and existing under the laws of the State of Delaware, hereby certifies as follows:
1.     The name of the corporation is Marathon Oil Corporation and the name under which the corporation was originally incorporated is USX HoldCo, Inc. The date of filing of its original Certificate of Incorporation with the Secretary of State was May 30, 2001. The Certificate of Incorporation was further amended and restated and filed with the Secretary of State on (i) April 25, 2007, and (ii) May 30, 2018.
2.     Pursuant to Section 242 of the General Corporation Law of the State of Delaware, the amendment set forth herein has been duly approved by the Board of Directors and stockholders of Marathon Oil Corporation.
3.    Pursuant to Section 245 of the General Corporation Law of the State of Delaware, this Restated Certificate of Incorporation further restates and integrates and further amends the provisions of the Restated Certificate of Incorporation of this corporation by ~~(i)~~ amending Article Eleventh to exculpate officers from certain liability. ~~Fourth to increase the number of authorized shares of capital stock from 1,126 million to 1,951 million and to increase the number of authorized shares of common stock from 1,100 million to 1,925 million.~~
4.    The text of the Amended and Restated Certificate of Incorporation as amended or supplemented heretofore is further amended hereby to read as herein set forth in full:
First: The name of the Corporation (which is hereinafter referred to as the "Corporation") is
MARATHON OIL CORPORATION
Second: Its registered office and place of business in the State of Delaware is located at 1209 Orange Street, in the City of Wilmington, County of New Castle. The registered agent in charge thereof upon whom process against the Corporation may be served is The Corporation Trust Company.
Third: The purposes of the Corporation are to engage in any lawful act or activity for which corporations may be organized under the General Corporation Law of Delaware.
Fourth: The total number of shares of capital stock which the Corporation shall have authority to issue is One Billion Nine Hundred Fifty One Million (1,951,000,000), of which One Billion Nine Hundred Twenty Five Million (1,925,000,000) shares shall be Common Stock having a par value of one dollar ($1.00) per share and Twenty Six Million (26,000,000) shares shall be shares of Preferred Stock, without par value (hereinafter called “Preferred Stock”).
A statement of the designations of the Preferred Stock or of any series thereof, and the powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, or of the authority of the Board of Directors to fix by resolution or resolutions such designations and other terms not fixed by the Certificate of Incorporation, is as follows:
APP-1 MARATHON OIL | APPENDIX A

1. The Preferred Stock may be issued in one or more series, from time to time, with each such series to have such designation, powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as shall be stated and expressed in the resolution or resolutions providing for the issue of such series adopted by the Board of Directors of the Corporation, subject to the limitations prescribed by law and in accordance with the provisions hereof, the Board of Directors being hereby expressly vested with authority to adopt any such resolution or resolutions. The authority of the Board of Directors with respect to each such series shall include, but not be limited to, the determination or fixing of the following:
(i) The distinctive designation and number of shares comprising such series, which number may (except where otherwise provided by the Board of Directors in creating such series) be increased or decreased (but not below the number of shares then outstanding) from time to time by like action of the Board of Directors;
(ii) The dividend rate of such series, the conditions and times upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or series thereof, or any other series of the same class, and whether dividends shall be cumulative or non-cumulative;
(iii) The conditions upon which the shares of such series shall be subject to redemption by the Corporation and the times, prices and other terms and provisions upon which the shares of the series may be redeemed;
(iv) Whether or not the shares of the series shall be subject to the operation of a retirement or sinking fund to be applied to the purchase or redemption of such shares and, if such retirement or sinking fund be established, the annual amount thereof and the terms and provisions relative to the operation thereof;
(v) Whether or not the shares of the series shall be convertible into or exchangeable for shares of any other class or classes, with or without par value, or of any other series of the same class, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments, and other terms and conditions of such conversion or exchange;
(vi) Whether or not the shares of the series shall have voting rights, in addition to the voting rights provided by law, and, if so, subject to the limitation hereinafter set forth, the terms of such voting rights;
(vii) The rights of the shares of the series in the event of voluntary or involuntary liquidation, dissolution, or upon the distribution of assets of the Corporation;
(viii) Any other powers, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, of
MARATHON OIL | APPENDIX A APP-2

the shares of such series, as the Board of Directors may deem advisable and as shall not be inconsistent with the provisions of this Certificate of Incorporation.
2. The holders of shares of the Preferred Stock of each series shall be entitled to receive, when and as declared by the Board of Directors, out of funds legally available for the payment of dividends, dividends at the rates fixed by the Board of Directors for such series, and no more, before any dividends, other than dividends payable in Common Stock, shall be declared and paid, or set apart for payment, on the Common Stock with respect to the same dividend period.
3. Whenever, at any time, dividends on the then outstanding Preferred Stock as may be required with respect to any series outstanding shall have been paid or declared and set apart for payment on the then outstanding Preferred Stock, and after complying with respect to any retirement or sinking fund or funds for any series of Preferred Stock, the Board of Directors may, subject to the provisions of the resolution or resolutions creating any series of Preferred Stock, declare and pay dividends on the Common Stock, and the holders of shares of the Preferred Stock shall not be entitled to share therein.
4. The holders of shares of the Preferred Stock of each series shall be entitled upon liquidation or dissolution or upon the distribution of the assets of the Corporation to such preferences as provided in the resolution or resolutions creating such series of Preferred Stock, and no more, before any distribution of the assets of the Corporation shall be made to the holders of shares of the Common Stock.
5. Except as otherwise provided by a resolution or resolutions of the Board of Directors creating any series of Preferred Stock or by the General Corporation Law of Delaware, the holders of shares of the Common Stock issued and outstanding shall have and possess the exclusive right to notice of stockholders' meetings and the exclusive power to vote. The holders of shares of the Preferred Stock issued and outstanding shall, in no event, be entitled to more than one vote for each share of Preferred Stock held by them unless otherwise required by law.
As used in this Article Fourth, the term “Board of Directors” shall include the Board of Directors of the Corporation and, to the extent permitted by the General Corporation Law of the State of Delaware, any duly authorized committee of such Board of Directors.
Fifth: The existence of the Corporation is to be perpetual.
Sixth: The private property of the stockholders shall not be subject to the payment of corporate debts to any extent whatever.
Seventh: The number of directors of the Corporation shall be fixed from time to time by, or in the manner provided in, its by-laws and may be increased or decreased as therein provided; but the number thereof shall not be less than three.
At the 2007 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2008 annual meeting of the
APP-3 MARATHON OIL | APPENDIX A

stockholders of the Corporation; at the 2008 annual meeting of the stockholders of the Corporation, the successors of the directors whose terms expire at that meeting shall be elected for a term expiring at the 2009 annual meeting of the stockholders of the Corporation; and at each annual meeting of the stockholders of the Corporation thereafter, the directors shall be elected for terms expiring at the next succeeding annual meeting of the stockholders of the Corporation.
In the case of any increase in the number of directors of the Corporation, the additional director or directors shall be elected by the Board of Directors.
In the case of any vacancy in the Board of Directors from death, resignation, disqualification or other cause, a successor to hold office for the unexpired portion of the term of the director whose place shall be vacant, and until the election of his successor, shall be elected by a majority of the Board of Directors then in office, though less than a quorum.
Eighth: The Board of Directors shall have power to adopt, amend and repeal the by-laws at any regular or special meeting of the Board of Directors, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of meeting; or, without any such notice, by a vote of two-thirds of the directors then in office.
Stockholders may adopt, amend and repeal the by-laws at any regular or special meeting of the stockholders by an affirmative vote of the majority of shares present in person or represented by proxy at the meeting and entitled to vote thereon, provided that notice of intention to adopt, amend or repeal the by-laws in whole or in part shall have been included in the notice of the meeting.
Any action required to be taken at any annual or special meeting of the stockholders of the Corporation, or any action which may be taken at any annual or special meeting of the stockholders or otherwise, may not be taken without a meeting, prior notice and a vote, and stockholders may not act by written consent.
Ninth: The Board of Directors from time to time shall determine whether and to what extent, and at what times and places, and under what conditions and regulations, the accounts and books of the Corporation, or any of them, shall be open to the inspection of the stockholders, and no stockholder shall have any right to inspect any account or book or document of the Corporation, except as conferred by law or authorized by the Board of Directors, or by the stockholders.
Tenth: The directors may from time to time declare such dividends as they shall deem advisable and proper, subject to the provisions of Article Fourth and to such restrictions as may be imposed by law, and cause the Corporation to pay the same to the stockholders at such times as they shall fix.
The Board of Directors shall have power to issue bonds, debentures, or other obligations, either non-convertible or convertible into the Corporation's stock, subject to the provisions of Article Fourth and upon such terms, in such manner and under such conditions in conformity with law, as may be fixed by the Board of Directors prior to the issue of such bonds, debentures or other obligations.
Eleventh: No director or officer shall be personally liable to the Corporation or its stockholders for monetary damages for any breach of fiduciary duty by such director or officer as a director or officer, as applicable, except (i) for breach of the director's or officer’s duty of loyalty to the Corporation or its stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) with respect to any director, pursuant to Section 174 of the ~~Delaware~~ General Corporation Law of the State of Delaware, ~~or~~ (iv) for any transaction from which the director or officer derived an improper personal benefit or (v) with respect to any officer, in any action by or in the right of the Corporation. No amendment to or repeal of this Article Eleventh shall apply to or have any effect on the liability or alleged
MARATHON OIL | APPENDIX A APP-4

liability of any director or officer of the Corporation for or with respect to any acts or omissions of such director or officer occurring prior to such amendment or repeal.
Twelfth: The powers and authorities hereinbefore conferred upon the Board of Directors are in furtherance and not in limitation of those conferred by the laws of the State of Delaware.
Thirteenth: The Corporation reserves the right at any time and from time to time to amend, alter, change or repeal any provision contained in this Certificate of Incorporation in the manner now or hereafter prescribed by law, and all rights preferences and privileges of whatsoever nature conferred upon stockholders, directors or any other persons whomsoever by and pursuant to this Certificate of Incorporation in its present form or as hereafter amended are granted subject to the rights reserved in this Article.
5. This Restated Certificate of Incorporation was duly adopted and approved by the Board of Directors and the stockholders in accordance with Sections 242 and 245 of the General Corporation Law of the State of Delaware.

IN WITNESS WHEREOF, said Marathon Oil Corporation has caused this Certificate to be signed by Kimberly O. Warnica ~~Reginald D. Hedgebeth~~, its Executive ~~Senior~~ Vice President, General Counsel and Secretary, this [ ]~~30th~~ day of [ ]~~May~~, 2024~~18~~.

By: ~~/s/ Reginald D. Hedgebeth~~______
~~Reginald D. Hedgebeth~~
APP-5 MARATHON OIL | APPENDIX A

EMPOWERED TO MAKE A DIFFERENCE

Photo taken in Permian, operated by Marathon Oil Corporation.

Marathon Oil Corporation
990 Town and Country Boulevard
Houston, TX 77024

PRELIMINARY PROXY CARD - SUBJECT TO COMPLETION

C/O SHAREHOLDER SERVICES P.O. BOX 2069 HOUSTON, TX 77252-2069

VOTE BY INTERNET - www.proxyvote.com or scan the QR Barcode above
Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 p.m. EDT on May 21, 2024, for shares held by registered holders directly and 11:59 p.m. EDT on May 19, 2024, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS
If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903
Use any touch-tone telephone to transmit your voting instructions up until 11:59 p.m. EDT on May 21, 2024, for shares held by registered holders directly and 11:59 p.m. EDT on May 19, 2024, for shares held in the Marathon Oil Company Thrift Plan. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL
Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

The Internet and telephone voting facilities will close at 11:59 p.m. EDT on May 21, 2024, for shares held by registered holders directly and at 11:59 p.m. EDT on May 19, 2024, for shares held in the Marathon Oil Company Thrift Plan.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:
D68945-P63606	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

MARATHON OIL CORPORATION
Your Board of Directors recommends you vote “FOR” Items 1a. through 1h.
1	Election of directors for a one-year term expiring in 2025

	NOMINEES:	For	Against	Abstain
	1a. Chadwick C. Deaton	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 2	For	Against	Abstain
	1b. Marcela E. Donadio	☐	☐	☐	2. Ratify the selection of PricewaterhouseCoopers LLP as our independent auditor for 2024.	☐	☐	☐
	1c. M. Elise Hyland	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 3	For	Against	Abstain
	1d. Holli C. Ladhani	☐	☐	☐	3. Advisory vote to approve the compensation of our named executive officers.	☐	☐	☐
	1e. Mark A. McCollum	☐	☐	☐	Your Board of Directors recommends you vote “FOR” Item 4	For	Against	Abstain
	1f. Brent J. Smolik	☐	☐	☐	4. Approve an Amendment to our Amended and Restated Certificate of Incorporation to Provide for the Exculpation of Officers	☐	☐	☐
	1g. Lee M. Tillman	☐	☐	☐
	1h. Shawn D. Williams	☐	☐	☐

	Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date

2024 ANNUAL MEETING OF STOCKHOLDERS

You are cordially invited to attend the Annual Meeting of Stockholders, which will be conducted exclusively in person at Marathon Oil Corporation
One MRO, Level 6 Auditorium, 990 Town & Country Blvd., Houston, TX 77024 on Wednesday, May 22, 2024, 8:00 a.m. Central Time.

 Important Notice Regarding Internet Availability of Proxy Materials for the Annual Meeting:
The 2024 Notice of Annual Meeting of Stockholders and Proxy Statement, the Letter to Stockholders and the 2023 Annual Report on
Form 10-K are available at www.proxyvote.com.

ê(Proxy must be signed and dated on the reverse side. Please fold and detach card at perforation before mailing.)ê
D68946-P63606

Proxy and Voting Instruction Form

This Proxy and Voting Instruction is solicited on behalf of the Board of Directors for the Annual Meeting of Stockholders on May 22, 2024

For shares held by registered holders
The undersigned hereby appoints Lee M. Tillman and Kimberly O. Warnica, or either of them, proxies to vote as herein directed on behalf of the undersigned at the Annual Meeting of Stockholders of Marathon Oil Corporation on Wednesday, May 22, 2024, and at any meeting resulting from any adjournment(s) or postponement(s) thereof and upon all other matters properly coming before the Meeting, including the proposals set forth in the 2024 Notice of Annual Meeting and Proxy Statement for such Meeting with respect to which the proxies are instructed to vote as directed on the reverse side. You are encouraged to specify your choice by marking the appropriate boxes on the reverse side, but you need not mark any boxes if you wish to vote in accordance with the Board of Directors' recommendations. The proxies cannot vote the shares unless you sign and return the proxy card.

For shares held in Marathon Oil Company Thrift Plan
These confidential voting instructions will only be shared with Fidelity Management Trust Company, as Trustee for the Marathon Oil Company Thrift Plan (the "Marathon Oil Plan"). The undersigned, as a participant in the Marathon Oil Plan, hereby directs the Trustee to vote the number of shares of Marathon Oil Corporation common stock credited to the undersigned's account under the Marathon Oil Plan at the Annual Meeting of Stockholders, and at any meeting resulting from any adjournment(s) or postponement(s) thereof, upon all subjects that may properly come before the meeting, including the matters described in the 2024 Notice of Annual Meeting and Proxy Statement. In the Trustee's discretion, it may vote upon such other matters as may properly come before the Meeting. Your vote is confidential. The shares credited to the account will be voted as directed on the reverse side. If no direction is made, if the card is not signed, or if the card is not received by May 19, 2024, the shares credited to the account will not be voted. You cannot vote the shares in person at the Annual Meeting; the Trustee is the only one who can vote the shares.

PROXY TO BE SIGNED AND DATED ON THE REVERSE SIDE